TBS INTERNATIONAL LIMITED & SUBSIDIARIES                     EXHIBIT 10.39

LOAN AGREEMENT

by and among

AMOROS MARITIME CORP.,
LANCASTER MARITIME CORP.
AND
CHATHAM MARITIME CORP.,

as Borrowers,

TBS INTERNATIONAL LIMITED,

as Parent Guarantor, and

 AIG COMMERCIAL EQUIPMENT FINANCE, INC.,

as Lender

February 29, 2008

THIS LOAN AGREEMENT made and entered into this 29th day of February, 2008, is by and among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., each a Marshall Islands corporation having a mailing address of P.O. Box HM 2522, Hamilton HMGX, Bermuda and a registered address of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrowers”; each, a “Borrower”), TBS International Limited, a Bermuda corporation (“Parent Guarantor”) and AIG Commercial Equipment Finance, Inc., a Delaware corporation (together with its successors and assigns, “Lender”).WHEREAS, each of the Borrowers has purchased, or entered into an agreement to respectively purchase, in its own name and for its own account the Vessel listed next to its name on Schedule 1 hereto; andWHEREAS, each Borrower has separately requested that Lender make a single advance loan directly to such Borrower, to be used by the Borrower solely for (a) the purchase of that Borrower’s Vessel and the payment of related costs approved for funding hereunder or the reimbursement to Borrower for the purchase price of that Borrower’s Vessel and the payment of related costs approved for funding hereunder; andWHEREAS, Lender has separately agreed with each Borrower to make a Loan to such Borrower, subject to the terms and conditions hereinafter set forth.  Due to the common ownership of Borrowers, and for ease of documentation, each Loan will be governed by this Agreement and evidenced by a separate promissory note delivered by the Borrower in connection with its Loan. NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Borrowers and Lender hereby agree as follows:ARTICLE I DefinitionsSection 1.01.  Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:   (a) The terms defined in this Article shall have the meanings assigned to such terms in this Article, and include the plural as well as the singular; and(b) All accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP (as defined below).

“ABS” means the American Bureau of Shipping

“Adjustment Period” means a successive series of LIBOR Periods following the first Adjustment Period.  The first Adjustment Period shall begin on the Initial Funding Date, and continue until the last day of the calendar quarter in which the Initial Funding Date occurs.  Thereafter, each successive Adjustment Period during the term of the Loans shall be a period of one or more months equal to the LIBOR Period chosen by Borrower under Section 2.06(b) prior to the beginning of such Adjustment Period, commencing on the first day of each Adjustment Period and ending on the last day of such LIBOR Period, resulting in successive Adjustment Periods of one, two or three months each, depending on the length of the applicable LIBOR Period.

“Advance” means, individually, each made by Lender to a Borrower in connection with the Loan. “Advances” shall collectively refer to all Advances.“Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with a Person or a Subsidiary of a Person; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of a Person or any Subsidiary of a Person; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by a Person or a Subsidiary of a Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.“Agreement” means this Loan Agreement (including all exhibits and other attachments hereto), as amended, supplemented and modified from time to time in accordance with the terms hereof.“Aggregate Loan Limit” means $35,000,000.00.
“Applicable Foreign Jurisdictions” means the Republic of Panama, the Marshall Islands, the Republic of the Philippines and Bermuda.

“Applicable Law” means the internal laws of the State of New York, without regard to the conflict of laws principles of such state (or any other jurisdiction whose laws are mandatorily applicable notwithstanding the parties= choice of New York law) or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

“Appraiser” means any of the ship inspectors, surveyors, consultants or sale and purchase brokerage companies, and any other independent inspector, surveyor, consultant or sale and purchase ship brokerage company that the Lender may in its sole discretion, approve from time to time for purposes of this Agreement.
“Assignment of Charter Hire” shall mean, for each Borrower, that certain Assignment of Charter Hire by Borrower in favor of Lender, and that certain Assignment of Charter Hire by Charterer, by the assignors party thereto, in favor of Lender, each related to the Vessel owned by the Borrower and dated as of the date of Borrower’s Ship Mortgage, as amended, supplemented and modified from time to time in accordance with the terms thereof.  “Assignments of Charter Hire” shall collectively refer to all Assignments of Charter Hire.“Assignment of Insurances” shall mean, for each Borrower, that certain Assignment of Insurances by Borrower and the other assignors party thereto in favor of Lender dated as of the date of Borrower’s Ship Mortgage, as amended, supplemented and modified from time to time in accordance with the terms thereof.  “Assignments of Insurances” shall collectively refer to all Assignments of Insurances.“Attributable Indebtedness” means, on any date, (a) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any synthetic lease obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capitalized lease and (c) all synthetic debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent Guarantor and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent Guarantor and its Subsidiaries, including the notes thereto.

“Availability” means the borrowing availability of Parent Guarantor and its Subsidiaries under the revolving loan established under the BofA Credit Agreement or any future revolving line of credit that replaces the BofA revolving loan under the BofA Credit Agreement.

“BofA” means Bank of America, N.A.

“BofA Credit Agreement” means that certain Loan Agreement between Parent Guarantor, various Subsidiaries and BofA as Administrative Agent dated July 31, 2006, as the same may be amended from time to time.

“Borrowers” means, Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., each a  Marshall Islands corporation; each of the Borrowers individually, together with its successors and assigns, a “Borrower.”

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York.

“Calendar Quarter” means the four (4) periods consisting of three (3) calendar months each during a calendar year commencing on January 1st, April 1st, July 1st and October 1st.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A- 1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Charter Registration” means the “dual” registry of each Vessel pursuant to the charter registry of the Vessels by the Philippine Charterer in the Republic of the Philippines (the “Charter Registration”).

“Closing Date” means the date of this Agreement.

“Collateral” means, collectively, the Vessels, all of each Borrower=s property that is encumbered by a Ship Mortgage from time to time during the term of this Agreement, all other collateral securing the Loan, and all substitutions and replacements therefor, including all component parts and appurtenances.  It is the intent of Borrower and Lender that the Collateral secure the entire Loan made to the Borrower.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Parent Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) prepayment of fees and write-offs of deferred financing fees in connection with the refinancing of the Existing Credit Agreements, and (v) net losses from the sales of vessels as permitted under this Agreement (in each case of or by Parent Guarantor and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of vessels as permitted under this Agreement (in each case of or by Parent Guarantor and its Subsidiaries for such Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA, less (ii) the sum of (x) Federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to (b) the sum of (i) Consolidated Interest Charges for the most recently completed Measurement Period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of twelve (12) consecutive months following such date of determination, but excluding any principal payments to be made in respect of the “Revolving Credit Facility” under the BofA Credit Agreement or any replacement revolving line of credit facility.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary; provided, however, for purposes of calculating the “Consolidated Leverage Ratio”, Consolidated Funded Indebtedness shall not include any portion of Permitted New Vessel Construction Indebtedness in an aggregate amount up to $150,000,000 at any time outstanding and used to finance a multipurpose tweendeck or bulk carrier shipping vessel so long as such vessel remains in the construction phase (i.e., such vessel has not been delivered to Parent Guarantor or its Subsidiaries ready for fleet service and operation).

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by Parent Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of Parent Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Parent Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Parent Guarantor’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Parent Guarantor’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Parent Guarantor or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Parent Guarantor as described in clause (b) of this proviso).

“Consolidated Tangible Net Worth” means, as of any date of determination, for Parent Guarantor and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Parent Guarantor and its Subsidiaries on that date minus the Intangible Assets of Parent Guarantors and its Subsidiaries on that date.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith

“Dollars” and the sign A$@ mean lawful money of the United States of America.

“Event of Default” has the meaning set forth in Section 7.01 hereof.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Existing Credit Agreements” shall have the meaning assigned in the BofA Credit Agreement.

“Fair Market Value” means, in relation to any Vessel, the fair market value of such Vessel determined by the most recent Valuation delivered to Lender

“Financial Statements” shall have the meaning ascribed to such term in Section 5.01(a)(1) hereof.

“First Installment Date” means, for each Note, July 1, 2008.

“Funding Date” means, for each Loan, the date on which such Loan is funded.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Guarantors” means Parent Guarantor and all other Persons now or hereafter guarantying all or any part of the Obligations, together with each such Person’s successors and assigns; each, a “Guarantor.”

“Guaranty Agreements” means all present and future Guaranty Agreements executed by a Guarantor securing payment of all or any part of the Obligations; each such agreement, a “Guaranty Agreement.”  Each of the Borrowers shall execute and deliver a Guaranty Agreement for the obligations of the other Borrowers hereunder to be secured by the Ship Mortgage granted by such Borrower.

“Indebtedness” means all items of indebtedness which, in accordance with GAAP, would be deemed a liability of a Person as of the date such indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.  Without limiting the scope of the foregoing, such term shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all lease obligations which are required to be capitalized for financial reporting purposes in accordance with GAAP, (e) all debts secured by any mortgage, lien, pledge, attachment, charge, or other security interest or encumbrance of any kind in respect of any property or upon the income or profits therefrom, whether or not such debt is assumed by the party granting such security, and (f) all debt of third persons guaranteed by a party.

“Individual Loan Limit” means, for each Loan and each Borrower, the amount listed next to the Borrower’s name on Schedule 1 hereto.

“Initial Funding Date” means the earliest Funding Date hereunder.  If all Loans are funded on the same day, that day shall be the Initial Funding Date.

“Interest Rate” means, for each Loan, a rate over each Adjustment Period equal to the greater of (a) five percent per annum, or (b) LIBOR Rate PLUS the Margin per annum, adjusted for each Adjustment Period effective as of the first day of each Adjustment Period.  The Interest Rate is subject to the default rate of interest now or hereafter set forth in each Note, which default rate be equal to the lesser of (i) the Interest Rate plus 2.0%, or (ii) the maximum rate of interest permitted by Applicable Law.   At no time will the Interest Rate ever be less than five (5%) percent per annum.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Lender” AIG Commercial Equipment Finance, Inc., a Delaware corporation, together with its successors and assigns.  In the event of the assignment of any Note, references to “Lender” as they may relate to a specific Borrower shall be solely to the holder of such Borrower’s Note.

“LIBOR Period” means a period of one, two or three months, selected by Borrowers prior to the beginning of each Adjustment Period to be the LIBOR Period applicable for such Applicable Period, as more fully provided in Section 2.06(b) below.

"LIBOR Rate" shall mean, for each Adjustment Period, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to the applicable LIBOR Period selected for such Adjustment Period under Section 2.06(b) (which shall be a period of one, two or three months, as provided in Section 2.06(b)), as published by the British Bankers' Association (on its internet website at www.bba.org.uk (or in the event such rate is not so published, in such other nationally recognized publication as Payee may specify) at approximately 11:00 a.m., London, England time, on the day that is the last London Banking Day immediately preceding the first London Banking Day of such Adjustment Period, with adjustments to be effective as of the first day of such Adjustment Period; provided, however, that (i) if no comparable term for an LIBOR Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such LIBOR Period and (ii) if the British Banker’s Association shall no longer publish such a rate, "LIBOR Rate" shall mean in such other nationally recognized publication as Lender may specify).

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangements, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code, the maritime finance laws of the Republic of Panama, the Ship Mortgage Act (46 U.S.C. §31301 et seq.) or any comparable law of any jurisdiction to evidence any of the foregoing.

“Loan” means, for each applicable Borrower, the loan made to it pursuant to Section 2.01 of this Agreement.

“Loans” collectively refers to each and every Loan now or hereafter funded under this Agreement.

“Loan Documents” means this Agreement, the Notes, the Security Documents and all related documents, agreements, consents, schedules and attachments in connection with the Loan.  All Loan Documents must be in a form in compliance with this Agreement and other acceptable to Lender in all respects.

“Loan Parties” means, collectively, Borrowers and Guarantors; each, a “Loan Party.”

“Loan Value” means, at any time, 60% of the Fair Market Value of the Collateral.

“London Banking Day” means all days on which banks are required to be open for business in London, England.

“Margin” means one and 75/100ths percent (1.75%), unless the sum of the Margin and the LIBOR Rate on the first day of an Adjustment Period is less than five percent per annum, in which case the Margin shall equal the difference between five percent per annum and the LIBOR Rate in effect on such date, resulting in an Interest Rate of at least five percent per annum at all times during the term of this Agreement.

“Material Adverse Change” means, with respect to any Person, a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Person taken as a whole.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Person taken as a whole.

“Maturity Date” means, for each Note, April 1, 2012.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Parent Guarantor.

“Net Present Rental Value” means, as of any date, the aggregate net present value of all Rentals payable by Parent Guarantor or any of its Subsidiaries to any Person (other than Parent Guarantor or any of its other Subsidiaries) pursuant to any Operating Lease or, without duplication, any charter of any vessel that, in each case, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a fixed remaining term of twenty three months or more, in each case discounted to such date at a rate of 8.00% per annum.

“Note” means, with respect to each Borrower, the Promissory Note evidencing the Loan to such Borrower, executed by such Borrower in connection with the applicable Funding Date, in each case made payable to the order of Lender, in the principal amount of the applicable Loan, together with any amendments thereto, and renewals, replacements, refinancings and consolidations therefor.

“Notes” shall collectively refer to the Borrowers’ Notes.

“Obligations” means, all indebtedness, obligations and liabilities of Borrowers under the Notes or the other Loan Documents, whether on account of principal, interest, indemnities, fees (including, without limitation, attorneys= fees, remarketing fees, origination fees, collection fees and all other professionals= fees), costs, expenses, taxes or otherwise.

“Operating Lease”  of any Person means any lease or other arrangement conveying the right to use personal property (including, for the avoidance of doubt, vessels) to such Person and for which the obligation of such Person for Rentals is not required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Panama Registry” means the Directorate General of Consular and Maritime Affairs of the Republic of Panama or any successor office or officer fulfilling the role of registering ships and recording ship mortgages in the Republic of Panama.

“Parent Guarantor” means TBS International Limited, a Bermuda corporation.

“Permitted Liens” means the Liens on the Collateral permitted under Section 6.04 hereof.

“Person” means any individual, partnership, joint venture, association, joint stock company, trust, unincorporated organization, corporation, entity or any government or any agency or political subdivision thereof.

“Philippine Charterer” means, collectively, Bothelo Shipping Corporation or any other Person approved in writing by Lender to bareboat charter the Vessel to permit the Charter Registry of the Vessels in the Republic of the Philippines.

“Permitted New Vessel Construction Indebtedness” means Indebtedness of Subsidiaries of Parent Guarantor that are not Loan Parties in connection with the construction of  multipurpose tweendeck or bulk carrier shipping vessels.

“Registered Public Accounting Firm” has the meaning assigned under the securities laws of the United States of America and shall be independent of Parent Guarantor as prescribed in such securities laws.

“Qualified Cash” means, as of any date of determination, the amount of cash and Cash Equivalents which is freely transferable and not subject to a Lien (other than the Lien in favor of a secured lender under the Loan Documents or pursuant to the BofA Credit Agreement), pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use.

“Rentals” means and includes, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person, as lessee or sublessee under a lease of real or personal property, exclusive of any amounts required to be paid by such Person, directly or indirectly (whether or not designated as rents or additional rents), on account of maintenance, repairs, insurance, taxes and similar charges incurred by such lessee or sublessee.  Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Security Documents” means the Guaranty Agreements, the Assignments of Charter Hire, the Assignments of Insurances, the Ship Mortgages and all other documents now or hereafter constituting security for the Loans.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Parent Guarantor and its Subsidiaries as of that date determined in accordance with GAAP.

“Ship Mortgage” shall mean, with respect to each Borrower, that certain Panamanian First Naval Mortgage to be executed by or on behalf of Borrower in favor of Lender encumbering the Vessel, to be recorded in the office of the Panama Registry, as amended, supplemented and modified from time to time in accordance with the terms thereof.  “Ship Mortgages” shall collectively refer to the Borrowers’ Ship Mortgages.

“Subsidiary” means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other manager of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly, through one or more intermediaries, or both, by such Person, every Subsidiary collectively, the “Subsidiaries.”

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of United States federal bankruptcy laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of any kind, that may now or hereafter be imposed or asserted by any jurisdiction or any political subdivision thereof or any taxing authority therein and all interest, penalties or similar liabilities with respect thereto.

 “Total Outstanding” means, at any time, the sum of the loan balances outstanding under the Loan Agreement at any point in time.

“Valuation” means, with respect to the Vessel, a valuation of such Vessel made (at the expense of the Borrowers) in Dollars at any relevant time by an Appraiser with or without physical inspection of such Vessel (as Lender may require in its sole discretion), on the basis of a sale for prompt delivery for cash at arms’ length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contracts of employment, and shall be conclusive

“Vessel” means, for each Borrower, the vessel listed next to such Borrower’s name on Schedule 1 hereto.  The term “Vessel” shall include, without limitation, all on board equipment, machinery and supplies.  “Vessels” shall collectively refer to all of the Borrowers’ Vessels.
ARTICLE II
Amount, Terms and Repayment of the Loan

Section 2.01.  Loan.   Lender individually agrees with each Borrower that Lender will make a single advance term loan to such Borrower, on the terms and subject to the conditions set forth herein, and in the Loan Documents and the Security Documents, in an amount not to exceed the Individual Loan Limit applicable to such Borrower.  The Loan shall be disbursed to Borrower in accordance with the following provisions of this Article II.

Section 2.02.  Closing; Disbursement of Proceeds.  The closing shall be held at the offices of Lender or Lender=s counsel, or such other location as Borrower and Lender may mutually agree upon, on the Closing Date.  Disbursement of Loan proceeds where the Borrower is already the owner of the Vessel that is the subject of the Loan shall be by bank wire transfer to an account of Borrower or any other Person designated to Lender in writing by Borrower or by check payable to the order of Borrower or any other Person designated to Lender in writing by Borrower delivered to Lender.  Disbursement of Loan Proceeds where the proceeds are to be used to purchase the Vessel that is the subject of the Loan will be in accordance with the written disbursement instructions of Borrower, the seller of the Vessel and any applicable mortgagee.  Notwithstanding any provision of this Agreement to the contrary, Lender shall in no event be obligated to make any Advance after March 31, 2008.

Section 2.03.  The Notes.  Each Loan and each Borrower’s obligation to repay its Loan shall be evidenced by and repayable with interest in accordance with the terms of such Borrower’s Note in the form attached hereto as Schedule 2.03.  Principal and interest payable under each Note shall be repaid in accordance with the repayment terms set forth in the Note.  Each Note will be payable in sixteen (16) quarterly installments, with the first quarterly installment payable on the First Installment Date, and on the first day of each quarter annual period thereafter.  The first eight (8) installments shall consist of quarterly payments of accrued interest together with a principal payment of 7.5% of the original principal balance of the Note (resulting in the payment of 60% of the principal balance of the note through the first eight quarterly payments), followed by eight (8) installments, which shall consist of quarterly payments of accrued interest together with a principal payment of 5.0% of the original principal balance of the Note (resulting in the payment of 40% of the principal balance of the Note with the second eight quarterly payments).  A final payment under each Note in the amount of all remaining principal, interest and other amounts due thereunder will be payable on the applicable Maturity Date.  Each Note provides for a default rate of interest.

Section 2.04.  Loan Accounting.  Lender shall maintain, in accordance with its usual and customary practice, an account or accounts evidencing the outstanding indebtedness of each Borrower under its Note and the amounts of principal and interest payable and paid from time to time by Borrower under the Note.  In any legal action or proceeding respecting this Agreement or the Note, the entries made in such account or accounts shall be conclusive evidence of the existence, amounts, and terms of the obligations of a Borrower therein or thereon recorded, absent manifest error.

Section 2.05.  Interest.  Each Borrower shall pay interest on the amounts loaned to Borrower hereunder, in accordance with the terms hereof and of the Borrower’s Note.  Interest shall accrue on each Note commencing on the date of the advance of the Loan evidenced by such Note and until such time as the entire principal balance thereof is fully repaid, together with all other obligations of the applicable Borrower hereunder or under the Note, and on such other terms as are specified herein and in the Note.   Interest on all Loans will accrue at the Interest Rate, adjusted for each Adjustment Period as of the first day of each Adjustment Period. Any interest payable under a Note shall be computed as specified in the Note.  The Note provides for a default rate of interest upon the occurrence of an Event of Default.

Section 2.06.  Changes to LIBOR Rate.   (a)   The LIBOR Rate in effect hereunder shall be increased or decreased, as the case may be, effective as of the first day of each Adjustment Period during the term of this Agreement, in the case of each Adjustment Period, by an amount equal to any increase or decrease in the LIBOR Rate from the immediately preceding Adjustment Period, as more fully set forth in each Note.

(b)    Prior to the commencement of each Adjustment Period, Borrowers shall have the right to select a period of one month, two months or three months as the LIBOR Period in effect for such Adjustment Period.   Such election must be made by written notice to Lender received at least five (5) London Banking Days prior to the beginning of the Adjustment Period.  If Borrowers fail to timely select a LIBOR Period prior to the commencement of an Adjustment Period, a LIBOR Period of three months shall be deemed to be the LIBOR Period in effect for the Adjustment Period.  Borrower may modify a prior selection of a LIBOR Period for an Adjustment Period that has not yet accrued, provided that it do so in writing no less than five London Banking Days prior to the Adjustment Period in question.

Section 2.07.  Payment.  Except as Lender or any holder of the Note may otherwise direct in writing, each Borrower agrees to make all payments directly to Lender or to the holder of the Borrower’s Note from time to time at such address as Lender or such holder shall specify and in accordance with the terms of payment set forth in the Borrower’s Note.  All payments of principal and interest due under a Note and of any other amounts due hereunder shall be made to Lender or the holder of the Note in immediately available funds by not later than 2:00 p.m. Central Time on the due date thereof without any deduction or offset whatsoever.  Whenever any payment to be made under this Agreement or under a Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 2.08.  Voluntary Prepayment.  Each Borrower shall have the right to prepay the Borrower’s Note, in whole or in part, in accordance with the terms of the Borrower’s Note.  Each Borrower agrees to the prepayment fee set forth in such Borrower’s Note.  At the time of any prepayment, the Borrower making such prepayment shall pay to Lender such amount as will compensate Lender for any loss, cost, expense, penalty, claim or liability incurred by Lender as a result of such prepayment which requires the Lender to prematurely break any related swap, interest rate hedge or other derivative arrangement.  The Lender shall have no obligation to purchase or enter into any swap or other derivative arrangement in connection with funding or maintaining the Loans.

Section 2.09.  Prepayment Resulting from Acceleration.  If a holder of a Note shall elect as one of its remedies acceleration of payment of the balance owing under the Note pursuant to Section 7.02 hereof, the applicable Borrower shall pay a premium determined in accordance with the computation set forth in Section 2.08, above, and in the Borrower’s Note as to all amounts then payable under the Borrower’s Note.

Section 2.10.  Use of Proceeds.  The proceeds of each Loan shall be used by the Borrower under such Loan solely for the following purposes: (a) in the case of Loans to a Borrower which has acquired the Vessel through the use of self-generated funds prior to the Funding Date, to first satisfy all loans to Borrower or for which Borrower is directly or indirectly responsible, sufficient to cause Borrower to be in compliance with the requirements of Section 6.09 hereof, and thereafter, to reimburse Borrower for amounts paid to purchase the Vessel using its own capital or assets; (b) in the case of Loans for which Borrower has not acquired the Vessel through the use of self-generated funds prior to the Funding Date, to pay the purchase price due in connection with the purchase of the Vessel.

Section 2.11.  Taxes, Assessments, etc.  Each Borrower agrees to pay all amounts owing under its Note, this Agreement, or the other Loan Documents free and clear of and without deduction for any present or future Taxes, and (a) that if it is prevented by operation of law from paying any Taxes, then the interest rate or fees required to be paid under the Borrower’s Note or the other Loan Documents shall be increased by the amount necessary to yield to the holder of the Note interest or fees at the rates specified in the Note, this Agreement or the Other Loan Documents after provision for the payment of all such Taxes and without taking into account any tax benefits accruing to the Lender from such payment; (b) that it shall hold Lender and any holder of Borrower’s Note harmless from and against any liabilities with respect to any Taxes (whether or not properly or legally asserted); and (c) to provide Lender or such other holder of its Note with the original or a certified copy of evidence of the payment of any Taxes by it, as the holder may reasonably request, or, if no Taxes have been paid to provide to the holder, at the holder’s request, with a certificate from the appropriate taxing authority or an opinion of counsel acceptable to Lender or such other holder stating that no Taxes are payable.

Section 2.12.  Term.  This Agreement shall remain in effect so long as any sums are owing or any duties or obligations remain to be performed by any Borrower to or for the benefit of the holder of any Note under the Loan Documents, the Security Documents or any documents or agreements relating hereto or thereto.

Section 2.13  Currency of Payments.  All payments required to be made hereunder, or any of the Loan Documents, shall be payable solely and exclusively in United States dollars.

ARTICLE III
Conditions of Lending

Section 3.01.  Conditions Precedent to each Loan.

(a)         The obligation of Lender to make the Loan to a Borrower hereunder is subject to the condition precedent that Lender shall have received, on or before the Closing Date (unless otherwise indicated), all of the following, each dated (unless otherwise indicated) as of the Closing Date, in form and substance satisfactory to Lender in its sole discretion.  References in this Section 3.01 (a) to Borrower, Note and Vessel shall be to the Borrower requesting the Loan, and such Borrower’s Note and Vessel:

(1)             the Note evidencing the Loan, properly executed on behalf of Borrower on or prior to the Funding Date of such Advance and dated the Closing Date;

(2)             all Security Documents and Loan Documents to which Borrower is a party or otherwise applicable to Borrower’s Loan, properly executed on behalf of Borrower, the Guarantors and other parties thereto, as applicable; the form of the Security Documents for each Advance hereunder shall be substantially in the form of the Security Documents for the initial Advance hereunder, with such changes as may be reasonably requested by Lender;

(3)             copies of the Articles of Incorporation and Bylaws or other organizational documents of Borrower, its Guarantors and their constituent entities, as applicable, certified by an authorized officer of such entity as being true and correct copies thereof;

(4)             a signed copy of a certificate of an authorized officer of Borrower and its Guarantors which shall certify the names of the officers of such entity authorized to execute and deliver this Agreement, the Note, the Security Documents, the Loan Documents to which Borrower or its Guarantors are a party, and other documents or certificates to be delivered pursuant to the Loan Documents or the Security Documents, together with the true signatures of such officers.  Lender may conclusively rely on such certificate until Lender shall receive a further certificate of an authorized officer of such entity canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(5)  the opinions with respect to Borrower and its Guarantors set forth in Schedule 3.01(a)(5) hereto.

(6)             a copy of the appropriate resolutions and consents of Borrower and its Guarantors approving the Loan and the Loan Documents, certified by the Secretary (or other appropriate official) of such party as being a true and correct copy thereof;

(7)             a good standing certificate with respect to Borrower and its Guarantors, issued as of a recent date by the Secretary of State or other appropriate and authorized official of such party=s respective jurisdiction of incorporation;

(8)             subordinations or releases, as deemed appropriate by counsel for Lender, executed by any creditors of Borrower, as well any Person having a security interest in the assets of Borrower which would include the assets covered by the Security Documents, containing terms and conditions reasonably satisfactory to counsel for Lender;

(9)             Guaranty Agreements executed by Borrower’s Guarantor(s);

(10)               Copies of the bills of sale for the Vessel, reflecting Borrower as the purchaser thereunder, together with evidence of the filing of such bill of sale in the appropriate records of the Panama Registry;

(11) evidence of the proper registry of the Vessel in the provisional maritime registry of the Panama Registry as reflected in registration certificates for the Vessel, and the acceptance of such registry by the applicable authorities in the office of the Panama Registry, including the Certificate of Provisional Registry for the Vessel and  Patente Provisional de Navegacion;

(12)  copy of the ownership and registration certificate for the Vessel issued by the applicable Panamanian authorities;

(13)  duly executed and filed Security Documents establishing in Lender, as determined by Lender=s counsel, a first preferred mortgage in the Vessel, to be received by Lender and recorded in the  Panamanian Registry prior to the disbursement of any Loan proceeds; subject to no adverse liens, claims or encumbrances (whether or not perfected or preferred) it being agreed that Lender is under no obligation to disburse any proceeds until it receives satisfactory evidence of its first preferred mortgage position on the Vessel;

(14)              evidence that all insurance policies required under any of the Loan Documents or the Security Documents and all other documents which may be required thereunder, are in full force and effect;

(15)  evidence satisfactory to Lender that all required licenses have been obtained by Borrower and the Philippine Charterer, as applicable, and are in full force and effect to operate the Vessel according to her intended use, including, but not limited to, the current operation of the Vessel;

(16)               such other documents, certifications and acknowledgments respecting the Loan Documents or the Security Documents as Lender shall reasonably request;

(17)              evidence satisfactory to Lender that no event has occurred and is continuing, or would result from the Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

(18)             evidence satisfactory to Lender that there shall not have occurred any Material Adverse Change, as determined by Lender, in the business, financial condition or results of operations of Borrower or any of its Guarantors, or the existence or value of the Collateral provided by Borrower, or any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect, as determined by Lender;

(19)             evidence satisfactory to Lender that no federal, state or local tax liens have been filed against any Loan Party, other than for taxes that are being diligently contested in good faith by such party by appropriate proceedings promptly instituted and for which an adequate reserve is being maintained in accordance with GAAP;

(20)              evidence satisfactory to Lender that no suits are pending, and no unsatisfied judgments have been rendered, against any Loan Party, in either event that could have a Material Adverse Effect on such Loan Party;

(21)              evidence satisfactory to Lender that Lender=s Liens on the Collateral constitute first priority Liens in and to the Collateral and that no other Liens other than the Permitted Liens affect the Collateral;

(22)              evidence satisfactory to Lender that no Loan Party is in default under the Loan or any other indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected;

    (23)  evidence satisfactory to Lender that (i) the Vessel is classed as follows, without outstanding recommendations or notations, and otherwise in compliance with the Ship Mortgage:

Panama
Navigation                      Classification
Vessel Name                                           Patente No.                                   Society                              Class

HOPI PRINCESS
(ex African Sanderling)                                           36772 -PEXT                                   ABS                              Maltese + A1, E,
Maltese + AMS, ACCU

ZUNI PRINCESS
(ex Ypermachos)                                           36778-PEXT                                   Nippon Kaiji
Kyokei                                    NS MNS
MOHAVE MAIDEN
(ex Diasozousa)	36776-PEXT	Nippon Kaiji
Kyokei	NS MNS

and (ii) all required licenses have been obtained by Borrower and Guarantors, as applicable, and are in full force and effect to operate the Vessels according to their intended use, including, but not limited to, the current operation of the Vessels;

    (24) evidence satisfactory to Lender that the cash or revolver availability required by Section 6.10(b) of this Agreement is in place;

    (25)    Lender or its agent shall have conducted an inspection of the Vessels which is satisfactory to Lender;

     (26)  Lender confirms that additional financing commitments of at least $55,000,000 have been made to Parent Guarantor and its Subsidiaries.

     (27)   Lender’s receipt of Borrowers’ arrangement fee of $175,000.00.

(b)  Lender’s waiver of any condition with respect to any Loan for a particular Borrower shall not be deemed absent express written agreement to constitute a waiver of such condition as it may apply to any other Borrower.

ARTICLE IV
Representations and Warranties

Each Borrower, severally, and its Guarantor(s), with the knowledge that Lender is relying thereon in executing this Agreement and making the Loan to such Borrower, represent and warrant the following to Lender as of the date hereof, as of the date of each Advance hereunder, and for the entire term of this Agreement:

Section 4.01.  Corporate Existence and Power.  Each of Borrower and its Guarantors is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by such party makes such licensing or qualification necessary.  Each of Borrower and its Guarantors has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents and the Security Documents.

Section 4.02.  Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by (x) each of Borrower’s Guarantors of the Guaranty Agreement and other Loan Documents to which it is a party, and (y) Borrower of the Loan Documents and the Security Documents to which its is a party, and the borrowing thereunder, as the case may be, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders (or holders of any other equity interest) of Borrower or any Guarantor, or any authorization, consent or approval by any domestic or foreign governmental department, commission, board, bureau, agency or instrumentality, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to Borrower or any Guarantor, or of the organizational documents of Borrower or any Guarantor, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any Guarantor is a party or by which it or its properties may be bound or affected.

Section 4.03.  Legal Agreements.  The Loan Documents and the Security Documents constitute the legal, valid and binding obligations of Borrower and its Guarantors as applicable, enforceable against such parties in accordance with their respective terms.

Section 4.04.  Financial Condition.  Borrower and its Guarantors shall furnish to Lender the financial statements required to be furnished to Lender in accordance with the terms of Section 5.01 hereof.  Such financial statements fairly present the financial condition of the applicable Persons on the dates thereof and the results of their operations for the periods then ended, and were prepared in accordance with GAAP.  There are no liabilities of Borrower or any Guarantor, fixed or contingent, which are material and are not reflected in the financial statements or the notes thereto.

Section 4.05.  Adverse Change.  There has been no Material Adverse Change as to Borrower or any Guarantor since the date of the latest financial statement referred to in Section 4.04 hereof.

Section 4.06.  Labor Disputes; Acts of God.  Neither the business nor the properties of Borrower or any of its Guarantors  is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) having a Material Adverse Effect.

Section 4.07.  Litigation.  Except as set forth on Schedule 4.07 hereto, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower, or any of its Guarantors or any Affiliate of Borrower or any of its Guarantors or the properties of Borrower or any of its Guarantors or such Affiliate before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Borrower, any of its Guarantors or such Affiliate, would have a Material Adverse Effect on the financial condition, properties, or operations of Borrower or any of its Guarantors and Borrower=s or any such Guarantor=s ability to perform hereunder and under the Loan Documents or the Security Documents.

Section 4.08.  No Defaults on Outstanding Judgments or Orders.  Borrower and its Guarantors have satisfied or appealed all judgments against any of them, and Borrower and its Guarantors are not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

Section 4.09.  Compliance with Laws and Regulations.  Each of Borrower and its Guarantors, in the conduct of its business affairs, has complied in all material respects with the requirements of all applicable laws and regulations, noncompliance with which would have a Material Adverse Effect on such party and such party=s ability to perform under the Loan Documents or the Security Documents.

Section 4.10.  Title to Properties.  Borrower and its Guarantors have good, valid and marketable title to all their material properties and assets, including, without limitation in the case of Borrower at the time of the funding of its Loan, the Vessel, and all material property reflected in the financial statements of Borrower and Guarantors referred to in Section 4.04 above, free from any Liens, except as described in such financial statements.

Section 4.11.  Adverse Fact.  No fact is known to Borrower or any Guarantor, as of the date hereof, which has had or might in the future have a Material Adverse Effect on Borrower or any Guarantor which has not been previously disclosed to Lender by Borrower or Guarantors.

Section 4.12.  Liens.  The assets of Borrower, including, without limitation, the Vessel, are not and will not be subject to any Lien or the terms of any security agreement or similar instrument during the term hereof, other than any Lien which may be granted on part or all of such assets to the holder of Borrower’s Note, and, if any, other Permitted Liens.

Section 4.13.  Accuracy of Information.  All information supplied to Lender by or on behalf of the Loan Parties with respect to any properties of the Loan Parties (whether prior to entering into this Agreement, in this Agreement, or after entering into this Agreement), is and shall be true and correct in all material respects; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 4.14.  Taxes.  Borrower and its Guarantors have filed or caused to be filed all tax returns which are required to be filed by them pursuant to all applicable federal, state and local laws, regulations, or orders.  Borrower and its Guarantors have paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or otherwise or pursuant to any assessment received by Borrower or any of its Guarantors, other than taxes that are being diligently contested in good faith by such Person by appropriate proceedings promptly instituted and for which an adequate reserve is being maintained by such Person in accordance with GAAP.  The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate.  Borrower and its Guarantors know of no proposed material tax assessment against them and no extension of time for the assessment of federal, state or local taxes of Borrower or any of its Guarantor is in effect or has been required or applied for, except as disclosed in the financial statements furnished to Lender in accordance with Section 4.04 hereof.

Section 4.15.  Other Agreements.  Neither Borrower nor any of its Guarantors is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a Material Adverse Effect on such party, or on the ability of such party to carry out its obligations under the Loan Documents or the Security Documents.  Borrower and its Guarantors are not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in the BofA Credit Agreement, or any other agreement or instrument material to its business to which it is a party.

Section 4.16.  Ownership of Borrower and Westbrook Holdings Ltd.  Each Borrower is a wholly owned subsidiary of Westbrook Holdings Ltd., a Marshall Islands corporation.  Westbrook Holdings Ltd is a wholly owned subsidiary of Parent Guarantor.

Section 4.17.  Operation of Business.  Borrower and its Guarantors possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, required by law to conduct their business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any applicable laws or regulations, or valid rights of others, with respect to any of the foregoing.

Section 4.18 Stamp, Duty, Documentary and Withholding Taxes.  No stamp, duty or documentary taxes or charges imposed by any government or any taxing authority are payable on or in connection with the Agreement, the Borrower’s Note, the Loan Documents to which Borrower is a party or any related documents.  Borrower has paid or shall pay when due all applicable deductions or withholdings for or on account of any Taxes, levies, duties, fees, deductions or withholding, restrictions or conditions of any nature imposed by or on behalf of the Applicable Foreign Jurisdictions or any taxing authority whatsoever on the payments by Borrower to Lender.

Section 4.19  No Exchange Approvals.  There are no exchange approvals required for the execution of the Agreement, the Borrower’s Note, or the other Loan Documents to which Borrower is a party and the Borrower will be permitted to purchase sufficient freely transferable United States dollars for the payment of all amounts due under such agreements and documents.

Section 4.20 Civil Acts; No Immunity.  Borrower is subject to civil and commercial law with respect to its obligations under this Agreement. Each of Borrower’s Guarantors is subject to civil and commercial law with respect to its obligations under any guaranty to which it is a party. Each of the execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and the execution, delivery and performance of any Security Documents by any of Borrower’s Guarantors constitutes a commercial act as opposed to a governmental act. Neither Borrower nor any of its Guarantors (nor the property of each) enjoy, in the courts or under the laws of the Applicable Foreign Jurisdictions any right of immunity from suit, setoff or attachment or execution on a judgment in respect of the obligations of Borrower or any of its Guarantors under this Agreement or any other Loan Document.

Section 4.21  No Presence or Registration Required of Lender.  The Lender will not be deemed to be a resident of the Applicable Foreign Jurisdictions as a result of the Loan made to the Borrower hereunder, and the Lender will not be required to be licensed or in any way qualified to do business in the Applicable Foreign Jurisdictions in order to enforce its rights under the Agreement or any Loan Document.

Section 4.22  Legal Effect.  Except for (i) any registration requirements necessary to reflect the transfer and sale of the Vessel to the Borrower, and (ii) the recordation of the Ship Mortgage over the Vessel, no Loan Document is required to be filed or recorded with any court or any other authority in any of the Applicable Foreign Jurisdictions to ensure the validity of the obligations of the Borrower and the admissibility in evidence of the Loan Documents.

Section 4.23  Dual Registry.  Subject to the terms of this Agreement, Lender consents to the Charter Registration.  Upon the occurrence of any Event of Default, the Lender may terminate the Charter Registration.  In such event, (i) the registration of the Vessel with the Panama Registry shall no longer be suspended, (ii) the Charter Agreement with the Republic of the Philippines shall be canceled and terminated, (iii) the registration of the Vessel with the Panama Registry shall be in full force and effect in the manner it existed prior to the Charter Registration, and (iv) Lender shall be entitled to all rights and remedies under the Loan Documents.

ARTICLE V
Affirmative Covenants

    Each Borrower severally agrees as follows.  So long as the Borrower’s Note shall remain unpaid or Borrower shall have any unfulfilled or undischarged obligations or duties under the Loan Documents, the Security Documents or any related agreements, Borrower will comply with the following requirements.  References in this Article V to Note shall be to the Borrower’s Note, to Vessel shall be the Vessel applicable to such Borrower, and to Collateral shall be the Collateral provided directly by Borrower.

Section 5.01.  Financial Statements; Other Information.  Borrower will deliver to Lender:

(a) (1)            as soon as available, but in any event within 180 days after the end of each fiscal year of Parent Guarantor (commencing with the fiscal year ending December 31, 2007, a consolidated balance sheet of Parent Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Lender which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) if required under Sarbanes-Oxley, an opinion of such Registered Public Accounting Firm independently assessing Parent Guarantor’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Lender does not object;

         (2) as soon as available, but in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year of Parent Guarantor (commencing with the fiscal quarter ending March 31, 2008), a consolidated balance sheet of Parent Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent Guarantor’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Parent Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(b)                immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any state or federal court or any governmental or regulatory agency, bureau or commission affecting Borrower or any of its Guarantors, or any Subsidiary or Affiliate of Borrower or any of its Guarantors of the type described in Section 4.07 hereof or which seek a monetary recovery against such Party in excess of Two Million Dollars ($2,000,000.00), whether or not covered by insurance, along with, if requested in writing by Lender, an opinion of Borrower’s, Guarantor’s or such Subsidiary’s or Affiliate’s counsel regarding the circumstances underlying and perceived merit of such litigation or proceedings;

(c)          as promptly as practicable (but in any event not later than five (5) Business Days) after Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default (as hereinafter defined) or would constitute an Event of Default with the passage of time or the giving of notice or both, notice of such occurrence, together with a detailed statement by an officer of Borrower of the steps being taken by Borrower to cure such Event of Default or monitor such event that is not an Event of Default;

(d)         within ninety days of the end of each fiscal quarter of Parent Guarantor, a compliance certificate in substantially the form attached hereto as Schedule 5.01 (d); and

(e)                from time to time and promptly upon the request of Lender, such data, certificates, reports, statements, documents or further information or assurances regarding (i) the Loan Documents or the Security Documents to which Borrower is a party, or (ii) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and/or its Guarantors as Lender may request, in each case in form and substance, and certified in a manner, satisfactory to Lender.

Section 5.02.  Compliance with Laws and Regulations; Payment of Taxes and Claims.   Borrower and its Guarantors shall, in the conduct of their business, comply with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying and discharging promptly, and in all events before the same become delinquent, all taxes, claims, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith), and shall comply with and perform and observe all material covenants, provisions and conditions to be performed and observed on the part of Borrower or such Guarantors in connection with all other loan or credit agreements.

Section 5.03.  Insurance.  Borrower shall obtain and maintain insurance on the Vessel in accordance with the terms of Schedule 5.03 hereto.  In addition, as to other business properties owned by Borrower, Borrower shall obtain and maintain insurance with insurers believed by Borrower to be responsible and reputable and reasonably acceptable to Lender, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which Borrower operates or as may be required by any applicable laws, orders or regulations or as may reasonably be requested by Lender.  Borrower shall promptly provide Lender with evidence of such insurance coverage.  Additionally, Borrower shall provide not less than thirty (30) days advance written notification to Lender in the event of cancellation or material change in the terms of such coverage.

Section 5.04.  Preservation of Corporate Existence.  Borrower and its Guarantors shall preserve and maintain their corporate existence and all of their respective rights, privileges, licenses, patents and franchises; provided, however, that Borrower and any of its Guarantors will obtain Lender’s consent to any change in the status of its corporate existence (whether by merger, dissolution or otherwise), it shall not be required to preserve any such rights, privileges, licenses, patents, and franchises if (i) its Board of Directors or other governing body shall determine that the preservation thereof is no longer desirable or necessary in the conduct of the current business of Borrower or Guarantor and (ii) the loss thereof is not disadvantageous in any material respect to the holder of Borrower’s Note.

Section 5.05.  Inspection.  At any reasonable time and from time to time, upon prior notice to Borrower, Lender or any agents or representatives of Lender shall be allowed to examine and make and prepare copies of and abstracts from the records and books of account of, and visit and inspect the Collateral and the other properties of, Borrower and the other Loan Parties and to discuss the affairs, finances and accounts of Borrower or any other Loan Party with any officer of such Person.

Section 5.06.  Maintenance of Properties, Etc.  Borrower shall maintain and preserve the Collateral and all of its other properties necessary or useful in the proper conduct of its current business in good mechanical condition and running order, ordinary wear and tear excepted.

Section 5.07.  Maintenance of Records and Books of Account.  Borrower and each of its Guarantors shall keep accurate records and books of their accounts, in accordance with GAAP consistently applied.

Section 5.08.  Discharge of Indebtedness.  Borrower and each of its Guarantors shall promptly pay and discharge any and all Indebtedness and lawful claims which, if unpaid, might become a lien or charge upon the Collateral, except such as may in good faith be contested or disputed or for which arrangements for deferred payment have been made, provided appropriate reserves are maintained, to the satisfaction of Lender, for the eventual payment thereof.

Section 5.09.  Uninsured Loss.  Borrower shall give Lender written notice of any uninsured loss suffered by Borrower or any Guarantor through fire, theft, liability or property damage in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00) for any Borrower or an aggregate of Five Hundred Thousand Dollars ($500,000.00) for any Guarantor.

Section 5.10.  Ownership of Borrower and Parent Guarantor.  Parent Guarantor shall own 100% of all the issued and outstanding shares of Westbrook Holdings Ltd. (“Westbrook”).  Westbrook shall own 100% of the all of the issued and outstanding shares of each Borrower.  There shall be no sale, transfer, pledge, donation, hypothecation, alienation or other encumbrance of any of the outstanding shares of Borrower or Westbrook, other than a transfer of the shares of Westbrook to either Parent Guarantor or a wholly owned subsidiary of Parent Guarantor.

Section 5.11.  Operation of the Vessel.  The Vessel and all related equipment shall at all times be operated and maintained in accordance with good industry practice.

Section 5.12     Valuation.  Borrowers will deliver to Lender as soon as available, but in any event within 30 days after the end of each fiscal year a certificate executed by an  Officer setting forth the Fair Market Value of the Vessels as of such fiscal year end and attaching the most recent Valuation of the Vessels as of such date.

If for any reason at any time the Total Outstandings shall exceed the Loan Value, the Borrowers shall immediately prepay the Loans in an aggregate amount equal to such excess; provided that, the Borrowers shall not be required to make such prepayment of the Loans so long as (A) no Default or Event of Default shall have occurred or then be continuing and (B) within 10 days of any such event (or, in the case of any Disposition of a Vessel, prior to any such Disposition), (x) the Borrowers pledge additional Vessels (to be accepted by Lender in its sole discretion)s having an appraised Fair Market Value sufficient to eliminate such deficiency or (y) the Borrowers cause another Subsidiary of Parent Guarantor (which may be an Excluded Subsidiary) to join this agreement and such Person pledges additional Vessels having an appraised Fair Market Value sufficient to eliminate such deficiency, in each case, such pledge to be in a manner and pursuant to documentation satisfactory in all respects to the Lender, and to include a Valuation of such additional Vessels and documentation and information acceptable to Lender.

ARTICLE VI
Negative Covenants

    Each Borrower severally agrees as follows.  So long as the Borrower’s Note shall remain unpaid or Borrower shall have any unfulfilled or undischarged obligations or duties under the Loan Documents, the Security Documents or any related agreements, Borrower will comply with the following requirements.  References in this Article VI to “Note” shall be to the Borrower’s Note, to “Vessel” shall be the Vessel applicable to such Borrower, and to “Collateral” shall be the Collateral provided directly by Borrower.

Section 6.01.  Sale of Assets. Borrower will not sell, lease, assign, transfer or otherwise dispose of the Vessel or any of the other Collateral or any assets being used in Borrower’s business, except that, with respect to assets other than the Vessel, such restriction shall not be applicable to any disposition in the ordinary course of business of any assets or retired property not used or useful in such party=s business.

Section 6.02.  Consolidation and Merger.  Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.03.  Restrictions on Nature of Business.  The Loan Parties will not engage in any line of business materially different from that presently engaged in by such Loan Parties.

Section 6.04.  Liens and Encumbrances.  Borrower will not permit or suffer to exist or to be created any Lien upon the Collateral, except:

(a)         such Lien as may be granted to Lender;

(b)
Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(c)
Liens of lessors (subordinated), carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor; and

(d)
With respect to the Vessel, Liens in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (i) for crew’s wages (1) for thirty (30) days after the termination of a voyage, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, (ii) for general average (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, (iii) for salvage, whether voluntary or contract, (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, (iv) for the wages of a stevedore when employed directly by Borrower, or the operator, master or agent of the Vessel, (v) for repairs or with respect to any changes made in the Vessel (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, and (vi) for necessaries (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor.

Section 6.05.  Loans by Borrower.  Borrower will not loan funds to any Person, whether by way of loan, stock purchase, capital contribution or otherwise, other than loans to any Affiliate.

Section 6.06.  Contingent Liability; Investments.  Borrower shall, at all times during the term hereof, not incur contingent liabilities (as determined in accordance with GAAP and applicable standards of the Financial Accounting Standards Board) for third-party obligations.  Borrower will not acquire by purchase of stock or by purchase of assets in exchange for cash, shares of capital stock, or other securities of Borrower or any other Person, all or any substantial division or portion of the assets and business of any other Person.

Section 6.07.  Dividends.  During the term hereof, Borrower will not: (i) declare, or pay, to any shareholders (or other equity holders) of Borrower, Parent Guarantor or any parent of either (whether directly or indirectly) any dividends of cash or stock; (ii) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; make any distribution of assets to its shareholders as such, whether in cash, assets, or in obligations of Borrower, (iii) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or (iv) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, to the extent any such action would cause a violation of any of the financial covenants set forth in Section 6.10 hereof or any other term of this Agreement.

Section 6.08.  Vessel Operations.  Borrower will not operate any Vessel, or permit any Vessel to be operated, in (a) any area excluded from coverage by any insurance policy or coverage in effect with respect to the Vessel or required by the terms of this Agreement or any other Loan Document, including without limitation, the war risk coverage described therein, or (b) the territorial waters of any jurisdiction which is or may during the term of the Loan be subject to any trade restriction, trade or other embargo, or similar sanctions, instituted from time to time by the government of the United States of America or any other government having appropriate jurisdiction over the Vessel, or by the United Nations, including without limitation, any and all trade restrictions now or hereafter administered by the United States Treasury Department’s Office of Foreign Assets Control; provided that a Vessel may be located, operated or used in the territorial waters of any jurisdiction with respect to which the government of the United States of America has issued trade restrictions to the extent that the owner and/or operator of the Vessel, (a) as required by applicable law, has obtained all required valid and effective licenses and permits from all United States governmental authorities permitting the location, operation and/or use of such Vessel in such jurisdiction and (b) operated such Vessel in strict compliance with such licenses and permits, and otherwise in accordance with applicable law.

Section 6.09  Single Purpose Entity Restrictions.

(a) The Borrower’s business and purpose shall consist solely of the following:

(1)	To engage in the ownership of the Vessel, where the Vessel is placed on bareboat charter and operated by third persons; and

(2)
to engage in such other lawful activities permitted to corporations by the applicable laws and statutes for such entities of the Marshall Islands as are incidental, necessary or appropriate to the foregoing.

(b) So long as any portion of the Loan remains outstanding, the Borrower shall not:

(i)	engage in any business or activity other than those permitted hereby or own any assets other than the Vessel;

(ii)	borrow money or incur any Indebtedness, other than normal trade accounts and charter obligations incurred in the ordinary course of business, or in favor of Lender pursuant to this Agreement; or

(iii)
institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution or bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestration (or other similar official) of the Borrower or a substantial part of property of the Borrower, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any such action.

(c)  All property owned by the Borrower shall be owned by the Borrower as an entity and, insofar as permitted by applicable law, no shareholder, officer or director shall have any ownership interest in any Borrower property in its individual name or right and, each share or other ownership interest in the Borrower shall be personal property for all purposes.

Section 6.10   Financial Covenants.  Borrower covenants and agrees that for the term of this Agreement that Parent Guarantor and its consolidated Affiliates and Subsidiaries shall not violate, on a consolidated basis, the following financial covenants:

(a) Minimum Consolidated Tangible Net Worth.   Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $235,000,000.00 plus (ii) an amount equal to 75% of the Consolidated Net Income earned in each full fiscal quarter ending after September 30, 2007 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Parent Guarantor and its Subsidiaries after September 30, 2007 by reason of the issuance and sale of Equity Interests of Parent Guarantor or any Subsidiary (other than issuances to Parent Guarantor or a wholly-owned Subsidiary), including upon any conversion of debt securities of Parent Guarantor into such Equity Interests.

(b) Minimum Cash Liquidity.  For each calendar month ending on or after the date hereof, Qualified Cash, plus Availability in an average daily amount during such calendar month not less than $15,000,000.00.

(c) Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio of Parent Guarantor and its Subsidiaries at any time to be greater than 3.00:1.00.

(d) Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter and for the period of four fiscal quarters then ending of Parent Guarantor to be less than 1.50:1.00

Unless otherwise required by Lender as a result of a Default or a Material Adverse Change in a Borrower’s or Guarantor’s financial position, compliance will be tested on a quarterly basis on each March 31st, June 30th, September 30th and December 31st, based on the quarterly consolidated financial statements of Parent Guarantor.

ARTICLE VII
Events of Default, Rights and Remedies

Section 7.01.  Events of Default.  AEvent of Default@, wherever used herein, means any one of the following events:

(a)                default by any Borrower in the payment of any principal of or interest on the Borrower’s Note or any other amount for which Borrower is obligated when it becomes due hereunder or under the Borrower’s Note or any other Loan Documents or the Security Documents to which it is a party (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) and any such default shall continue for ten (10) days unremedied; or

(b)          default in the performance, or breach, of any covenant or agreement of any Borrower or other obligor in the Loan Documents or the Security Documents to which it is a party or a default in the performance, or breach, of any covenant or agreement of any Guarantor or other Loan Party in this Agreement, the Security Documents or the Guaranty Agreement, and (other than with respect to a default under Section 7.01(d) or 7.01(p) hereof and other defaults for which no cure period, or a shorter cure period, is provided in the applicable Loan Document or Security Document) any such default or breach that is capable of being cured is not cured within thirty (30) days after notice thereof from Lender to any Borrower; or

(c)  default (including the expiration, without cure, of any applicable grace periods) in the performance, or breach (including the expiration, without cure, of any applicable grace periods) , of any covenant or agreement of any Borrower or Guarantor in the BofA Credit Agreement or any other loan or credit agreements (other than the Loan Documents and the Security Documents) or any note issued pursuant thereto or default (including the expiration, without cure, of any applicable grace periods) in the payment of any sum due under any such agreement or any note issued pursuant thereto (whether payment is due at maturity, by reason of notice of prepayment or acceleration or otherwise); or

(d)
(I)  any Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any Borrower or Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of any Borrower or Guarantor and such appointment shall continue undischarged for a period of thirty (30) days; or any Borrower or Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any Borrower or Guarantor and shall remain undismissed for a period of thirty (30) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any  Borrower or Guarantor and such judgment, writ, or similar process shall  not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(II)             if any of the following events occur:  any Subsidiary or Affiliate of any Borrower shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any Subsidiary or Affiliate of any Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Subsidiary or Affiliate of any Borrower and such appointment shall continue undischarged for a period of thirty (30) days; or any Subsidiary or Affiliate of any Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any such Subsidiary or Affiliate of a Borrower and shall remain undismissed for a period of thirty (30) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Subsidiary or Affiliate of a Borrower and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(e)          any representation or warranty made by any Loan Party in the Loan Documents or the Security Documents, or in any certificate, instrument, financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to be false, incorrect or misleading in any material respect; or

(f)	(I)
Any Borrower or Guarantor suffers a final judgment against it which, within thirty (30) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgment in the reasonable opinion of Lender is adequately covered by insurance; or (ii) (x) adequate accruals with respect to such judgment have been established in accordance with GAAP, or (y) a bond in form and substance satisfactory to Lender in its sole discretion is issued in order to ensure payment of the judgment, and the aggregate amount of all such judgments at any time during the term hereof, not adequately covered by insurance is not at any time in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or

(II) if any of the following events occur:  any Subsidiary or Affiliate of any Borrower suffers a final judgment against it which, within thirty (30) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgment in the reasonable opinion of Lender is adequately covered by insurance; or (ii) (x) adequate accruals with respect to such judgment have been established in accordance with GAAP, or (y) a bond in form and substance satisfactory to Lender in its sole discretion is issued in order to ensure payment of the judgment, and the aggregate amount of all such judgments at any time during the term hereof, not adequately covered by insurance is not at any time in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or

(g)          any other AEvent of Default@ under and as defined in any of the Security Documents; or

(h)    a hypothecation of any beneficial interest in any Borrower or Guarantor, without the prior written consent of Lender; or

(i)         any provision of any Loan Document or Security Document to which any of the Loan Parties is a party shall for any reason cease to be valid and binding on such Loan Party, or any of the Loan Parties shall so assert in writing; or

(j)         any of the Loan Parties suffers or sustains a Material Adverse Change; or

(k)         any Federal tax lien is filed of record against any of the Collateral of any of the Borrowers or any of the Loan Parties and is not bonded or discharged within ten (10) Business Days, other than a lien for taxes that are being diligently contested in good faith by such Loan Party by appropriate proceedings promptly instituted and for which an adequate reserve is being maintained by such Loan Party in accordance with GAAP; or

(l)         any of the Loan Parties shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith; or any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement; or

(m)                any Loan Document or any Security Document shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority lien on the Collateral purported to be covered hereby or thereby, subject to the Permitted Liens, if any; or

(n)         the Ship Mortgage shall for any reason cease to create a valid and perfected first preferred mortgage on the Vessel, subject to the Permitted Liens, if any; or

(o)         there is a change in the ownership of any equity interests in violation of Section 5.10; or

(p)         failure of any Borrower to maintain any insurance required under this Agreement or any other Loan Document.

Section 7.02.  Rights and Remedies Upon Event of Default.  Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the satisfaction of Lender, Lender may exercise any or all of the following rights and remedies:

(a)                Lender may declare the entire unpaid principal amount of the Note(s) held by it, all interest accrued and unpaid thereon, and all other amounts payable to it under this Agreement (including, but not limited to, any prepayment amount payable under Section 2.09 hereof) to be forthwith due and payable, whereupon such Note(s), all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower;

(b)                Lender may proceed to protect and enforce this Agreement and the Note(s) held by it by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted or for the recovery of judgment for the indebtedness hereby owed, or for the enforcement of any other proper legal or equitable remedy available under applicable law; and

(c)                Lender may exercise any other rights and remedies available to it by law or under the other Loan Documents or the Security Documents held by it.

Section 7.03.  Status Quo.  In case Lender shall have proceeded to enforce any right under this Agreement, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then, and in every such case, the applicable Borrower(s) and Lender shall be restored to their former positions and rights hereunder.

ARTICLE VIII
Miscellaneous

Section 8.01.  No Waiver; Cumulative Remedies.  No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by the Loan Documents or available under law.

Section 8.02.  Amendments, Etc.  No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Documents or consent to any departure by the Loan Parties therefrom shall be effective unless the same shall be in writing and signed by the authorized representatives of Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Any such amendment, modification, termination or waiver shall bind and benefit the Loan Parties and Lender and their respective successors and assigns, subject, in the case of the Loan Parties, to the limitations contained in Section 8.07 hereof.  No notice to or demand on the Loan Parties in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Section 8.03.  Right of Setoff.  As collateral security for the repayment of Borrower=s obligations and liabilities under this Agreement and the Note, each Borrower hereby grants to the holder of Borrower’s Note and its successors and assigns the right to apply, at any time and from time to time should an Event of Default exist hereunder, any and all obligations owing from such Lender to Borrower toward repayment of any sums owing from Borrower to such Lender hereunder or under the Borrower’s Note.

Section 8.04.  Addresses for Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing and sent by certified mail (return receipt requested) or nationally recognized overnight courier service delivered to the applicable party at its address indicated below.  Notwithstanding the foregoing, any notice to an address outside the continental United States may be sent by facsimile.

If to any Borrower or Guarantor:

Suite 306
Commerce Building
One Chancery Lane
Hamilton HM 12
Bermuda

Mailing Address:

P.O. Box HM 2522
Hamilton HMGX
Bermuda

Attention:  William J. Carr
Telephone:  1441 295 9230
Fax: 1441 295 4957

with a copy to:

TBS Shipping Services, Inc.
612 East Grassy Sprain Road
Yonkers, NY 10710
Attention: Ferdinand Lepere
Telephone: (914) 961-1000
Fax: (914) 961-5121

And

Cardillo & Corbett
29 Broadway
New York, NY 10006 USA

Attention:  Tulio R. Prieto
Telephone:  (212) 344-0464
Fax:  (212) 797-1212

If to Lender:

AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway, Suite 850
Plano, Texas  75024
Attention:  Operations Manager

with a copy to:

AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway, Suite 850
Plano, Texas  75024
Attention:  Legal Department

or, as to each party, at such other address or to the attention of such other representative as shall be designated by such party in a written notice to the other party provided in accordance with the terms of this Section.  All such notices, requests, demands and other communications shall, when mailed or transmitted (postage or other charges pre-paid), be effective three (3) Business Days after  deposited in the mails or one (1) Business Day after deposited with the applicable courier service, addressed as aforesaid.  Facsimile notices shall be effective upon confirmed facsimile transmission by the sender.  Notice to any one Borrower or Guarantor shall constitute notice to all Borrowers and Guarantors.

Section 8.05.  Costs, Expenses and Indemnification.  Each Borrower agrees to pay all costs and expenses in connection with the execution and enforcement of the Loan Documents and the Security Documents to which it is a party or any other documents to be delivered by it hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under this Agreement.  Each Borrower agrees to pay on demand all losses, costs and expenses, if any (including reasonable counsel fees and expenses), incurred in connection with the preservation of any rights of Lender under, or the enforcement of, or legal advice in respect of, the rights or responsibilities of Lender under this Agreement with respect to Borrower, that Borrower’s Note, the Security Documents to which such Borrower is a party, and any other documents delivered hereunder including, without limitation, losses, costs and expenses (other than taxes, fees, duties and assessments for which Borrower is not responsible under Section 2.11 hereof) sustained by Lender as a result of any failure by such Borrower to perform or observe its obligations contained herein or in such Borrower’s Note or any other document related thereto.  Each Borrower further agrees to indemnify and hold harmless Lender from and against any and all damages, losses, liabilities, costs and expenses resulting from, related to or connected with this Agreement, the Borrower’s Note, the Security Documents to which it is a party and any document or instrument delivered in connection herewith or the transactions contemplated thereby.

Section 8.06.  Execution in Counterparts.  This Agreement may be executed separately by the Loan Parties and Lender in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

Section 8.07.  Binding Effect, Assignment.  This Agreement shall be binding upon and inure to the benefit of the Loan Parties and Lender and their respective successors and assigns, except that the Loan Parties may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of Lender.  Borrowers shall not be responsible for any costs incurred by Lender in connection with any such assignment by Lender of this Agreement or any interest in and to the Notes.

Section 8.08.  Governing Law.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE NOTE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 8.09.  Judicial Proceedings.   THE LOAN PARTIES AND THE LENDER AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT  MAY BE COMMENCED IN ANY FEDERAL OR STATE COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LOAN PARTIES HEREBY IRREVOCABLY SUBMIT TO, AND ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF EACH SUCH COURT AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THE AGREEMENT OR THE SUBJECT MATTER THEREOF OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY MAY NOT BE ENFORCED IN OR BY SUCH COURT.  THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH LOAN PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE LOAN PARTY AT THE ADDRESS FOR IT SPECIFIED IN SECTION 8.04 HEREOF.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION, SUBJECT IN EACH INSTANCE TO THE PROVISIONS HEREOF WITH RESPECT TO RIGHTS AND REMEDIES.

Section 8.10. Consent to Loan Participation and Assignments.  Each Loan Party agrees and consents to Lender’s sale, transfer, assignment or syndication, whether now or later, of one or more interests in the Loans or any one or more of the Notes to one or more parties, whether related or unrelated to Lender.  Lender may provide, without any limitation whatsoever, to any such parties or potential parties, any information or knowledge Lender may have about any Loan Party or about any other matter relating to the Loan, and each Loan Party hereby waives any rights to privacy it may have with respect to such matters.  Each Loan Party additionally waives any and all notices of sale of participation interests or assignment, as well as all notices of any repurchase of such interests. In the event of a sale of one or more Notes, the holder of such transferred Note(s) will not have any rights against any Borrowers other than the Borrower(s) that were the maker(s) of the Note(s) acquired by such holder, or any interest any Collateral of such other Borrowers whose Notes are held by another Lender, absent an express guaranty by the other Borrowers with respect to the transferred Note(s), which continues with the consent of all Note holders following the date of assignment.  Each Loan Party agrees to execute and deliver to Lender or any other party involved any in such sale, transfer or assignment, any and all documents requested by Lender or such other party.  The requested documents may include documents to re-define which Notes are cross-collateralized.

Section 8.11.  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12.  Survival of Agreements, Representations and Warranties, Etc.   All warranties, representations and agreements made by any Loan Party herein or in the Notes or by any person in any certificate or other document or instrument required to be delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the issuance and delivery to Lender of the Notes regardless of any investigation made by Lender or on its behalf, and shall terminate only upon the full and final payment and performance by such Borrower of the Borrower’s Loan.  All statements in any such certificate or other document or instrument shall constitute representations and warranties by Borrower hereunder.

Section 8.13.  Several Liability of Borrowers.  The representations and liabilities of each Borrower hereunder and any other Loan Documents to which a Borrower and other Borrowers may be a party shall be several in nature, and no Borrower shall have personal liability for any representations or liabilities of another Borrower under this Agreement, the other Borrower’s Note, or Loan Documents or Security Documents to which another Borrower may be a party, absent an express guaranty of such obligations.  Nothing in this section shall be deemed to modify the cross-default provisions of this Agreement or the other Loan Documents, or to limit a Borrower’s liabilities under representations and warranties that include matters pertaining to other Borrowers, notwithstanding that the other Borrowers have independent and separately enforceable liability to Lender for such matters.

Section 8.14.  Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.15.  Jury Trial Waiver. EACH LOAN PARTY AND LENDER IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH LOAN PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVER IN THEIR FUTURE DEALINGS WITH THE LOAN PARTIES.  EACH LOAN PARTY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

{signature page follows}
BORROWERS:

AMOROS MARITIME CORP.

/s/ Tara DeMakes
By:  Tara DeMakes
Title:  Attorney in Fact

LANCASTER MARITIME CORP.

/s/ Tara DeMakes
By:  Tara DeMakes
Title:  Attorney in Fact

CHATHAM MARITIME CORP.

/s/ Tara DeMakes
By:  Tara DeMakes
Title:  Attorney in Fact

GUARANTOR:

TBS INTERNATIONAL LIMITED

/s/ Tara DeMakes
By:  Tara DeMakes
Title:  Attorney in Fact

LENDER:
AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By: /s/Richard M. Johnston
Name:  Richard M. Johnston
Title:  Vice President

LIST OF SCHEDULES TO LOAN AGREEMENT
Schedule 1-	List of Borrowers and Vessels
Schedule 2.03 -	Form of Note
Schedule 3.01(a)(5) -	Forms of Opinion
Schedule 4.07 -	Litigation affecting Borrower, Guarantors or Affiliates
Schedule 5.01 (d) Form of Compliance Certificate
Schedule 5.03-	Insurance Requirements
SCHEDULE 1

Borrower	Vessel Name Following Borrower Purchase	Maximum Individual Loan Amount*
Amoros Maritime Corp.	Hopi Princess	$13,000,000
Lancaster Maritime Corp.	Mohave Maiden	$13,000,000
Chatham Maritime Corp.	Zuni Princess	$9,000,000

VESSEL NAME	PANAMA NAVIGATION PATENTE NO.	PANAMA CALL LETTERS	PHILIPPINES OFFICIAL NO.	PHILIPPINES CALL SIGN	ADDITIONAL VESSEL SPECIFICATIONS
HOPI PRINCESS	36772-PEXT	3EPG2	MNLA000706	DYTU	LENGTH, 145.52 METERS, BREADTH, 22.70 METERS, DEPTH, 13.80 METERS, GROSS TONNAGE, 13,911, NET TONNAGE 7,162
MOHAVE MAIDEN	36776-PEXT	3EPG7	MNLA000705	DYTT	LENGTH, 167.64 METERS, BREADTH, 23.10 METERS, DEPTH, 14.75 METERS, GROSS TONNAGE, 17,056, NET TONNAGE 10,329
ZUNI PRINCESS	36768-PEXT	3EPG6	MNLA000703	DYTK	LENGTH, 167.64 METERS, BREADTH, 23.10 METERS, DEPTH, 14.75 METERS, GROSS TONNAGE, 17,066, NET TONNAGE 10,334

SCHEDULE 2.03

Form of Note

PROMISSORY NOTE

Principal:  $_____________ Date:   ________________, 2005

FOR VALUE RECEIVED, the undersigned promises, jointly and severally if more than one, to pay to the order of AIG COMMERCIAL EQUIPMENT FINANCE, INC. or its assigns (the “Payee”) at Church Street Station, P.O. Box 6344, New York, NY 10249-6344 or at such other place as the Payee or the holder hereof may designate in writing, the principal amount of ___________________ and No/00 Dollars ($__________.00), with interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal amount hereof from and including the date of the advance by Payee until paid in full at a variable per annum simple interest rate (the “Interest Rate”) calculated as follows.  The Interest Rate shall be equal to the greater of (a) five percent per annum or (b) LIBOR plus 1.75%.  Beginning on the first day of the Adjustment Period following the date hereof, the Interest Rate shall be adjusted once each Adjustment Period and such adjustment shall be effective during such Adjustment Period

The principal amount hereunder shall be payable (i) in eight (8) consecutive equal quarterly installments each in the amount of $________ payable on the 1st day of each month commencing July 1, 2008 and (ii) in eight (8) consecutive equal monthly installments each in the amount of $________ payable on the 1st day of each month commencing July 1, 2010, with the final installment of all amounts due and payable hereunder payable on April 1, 2012.  The undersigned further promises to pay interest, in like money and funds, at the Payee’s address referenced above or at such other place as the Payee or the holder hereof may designate in writing, on the unpaid principal amount hereof from and including the date hereof until paid in full at the Interest Rate for the applicable Adjustment Period.  Interest shall be payable in arrears on each date on which an installment of principal is due, upon prepayment in part of the unpaid principal amount hereof (with respect to the amount so prepaid) and upon payment (including prepayment) in full of the unpaid principal amount hereof.  All payments received by Payee shall be applied first to interest and then to principal.

All payments hereunder shall be made in lawful money of the United States and in immediately available funds.  If any installment of this Note is not paid within ten (10) days after its due date, the undersigned agrees to pay on demand, in addition to the amount of such installment, an amount equal to the lesser of (i) five percent (5%) of such installment or (ii) the maximum rate permitted by Applicable Law (the “Default Rate”).

This Note is one of the promissory notes referenced in that certain Loan Agreement by the undersigned, the other borrowers and guarantors named therein, and the Payee, of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) and is subject and entitled to all provisions and benefits thereof.  Capitalized terms used, but not expressly defined, herein shall have the meanings as set forth in the Loan Agreement.

In addition to the required payments set forth above, the undersigned shall have the right to prepay this Note, in whole or in part, at any time following the first anniversary date of this Note on fifteen (15) days prior written notice to the Payee, provided, that the amount of the prepayment is at least $500,000.00 and the prepayment is made in multiples of $500,000.00, and further provided that on the date of such prepayment, the undersigned shall pay the principal amount of this Note being so prepaid (the “Prepayment Amount”), together with all interest, fees and other amounts payable on the amount so prepaid or in connection therewith to the date of such prepayment and, if applicable, the Prepayment Fee set forth below.  If the undersigned prepays this Note in full or in part, the undersigned shall pay, on the date of such prepayment, a fee  (the “Prepayment Fee”) to the Payee in an amount equal to one half of one percent (0.5%) of Prepayment Amount if such prepayment occurs prior to the second anniversary of the date of this Note, provided that the Prepayment Fee shall be charged and paid only to the extent permitted by Applicable Law.  No prepayment fee will be due if prepayment occurs on or after the second anniversary date of this Note.  No prepayments will be permitted prior to the first anniversary date of this Note.  Any prepayment pursuant to this paragraph shall be applied to the installments hereof in the inverse order of maturity. In addition, whether or not a Prepayment Fee is due, at the time of any prepayment, the undersigned shall pay to Payee such amount as will compensate Payee for any loss, cost, expense, penalty, claim or liability incurred by Payee as a result of such prepayment which requires the Payee to prematurely break any related swap, interest rate hedge or other derivative arrangement.  The Payee shall have no obligation to purchase or enter into any swap or other derivative arrangement in connection with funding or maintaining the loan evidenced by this Note.

Upon the maturity of this Note or the acceleration of the maturity of this Note in accordance with the terms of the Agreement, the entire unpaid principal amount on this Note, together with all interest, fees and other amounts payable hereon or in connection herewith, shall be immediately due and payable without further notice or demand, with interest on all such amounts at a rate (the “Default Rate”) equal to the lesser of (i) the Interest Rate plus 2.0%, or (ii) the maximum rate of interest permitted by Applicable Law, from the date of such maturity or acceleration, as the case may be, until all such amounts have been paid in full.  Upon the occurrence of any Event of Default, without further notice or demand and at Lender’s discretion, interest on all outstanding sums under this Note shall accrue at the Default Rate, from the date of such Event of Default until all such amounts have been paid in full.

If any payment on this Note becomes payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to prepayments of principal, interest thereon shall be payable at the applicable rate during such extension.

The undersigned hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.  The undersigned agrees to pay all amounts under this Note without offset, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived.

The Payee, the undersigned and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof the undersigned and the Payee stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect.  Neither the undersigned nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  The Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the maximum legal rate allowed under Applicable Law, or (c) the Payee or any other holder of any or all of the Obligations shall otherwise collect amounts which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at the Payee’s or such holder’s option, promptly returned to the undersigned upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, the Payee and the undersigned (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest through the entire contemplated term of this Note in accordance with the amount outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the undersigned and the Payee or any holder hereof.

The undersigned shall, upon demand, pay to the Payee all costs and expenses incurred by the Payee (including the fees and disbursements of counsel and other professionals) in connection with the preparation, execution and delivery of this Note and all other Loan Documents, and in connection with the administration, modification and amendment of the Loan Documents, and pay to the Payee all costs and expenses (including the fees and disbursements of counsel and other professionals) paid or incurred by the Payee in (a) enforcing or defending its rights under or in respect of this Note or any of the other Loan Documents, (b) collecting any of the liabilities by the undersigned to the Payee or otherwise administering the Loan Documents, (d) foreclosing or otherwise collecting upon any collateral and (d) obtaining any legal, accounting or other advice in connection with any of the foregoing.

This Note shall be binding upon the successors and assigns of the undersigned and inure to the benefit of the Payee and its successors, endorsees and assigns.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

THE UNDERSIGNED AND, BY ITS ACCEPTANCE HEREOF, THE PAYEE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.  THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER OR RELATED TO THIS NOTE MAY BE COMMENCED IN ANY FEDERAL OR STATE COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK OR THE NORTHERN DISTRICT OF TEXAS AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF EACH SUCH COURT AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THE AGREEMENT OR THE SUBJECT MATTER THEREOF OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY MAY NOT BE ENFORCED IN OR BY SUCH COURT.  THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW

[__________] Maritime Corp., a Marshall Islands corporation

                                                      By:
Name:
Title:

SCHEDULE 3.01 (a) (5)

[LETTERHEAD OF CARDILLO AND CORBETT – NEW YORK AND MARSHALL ISLANDS COUNSEL TO BORROWERS AND GUARANTORS]

AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway
Suite 850
Plano, Texas  75024

Re:
Loan Agreement dated as of ____________, 2005 (the “Loan Agreement”), by and among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., as borrowers (collectively, the “Borrowers”), and TBS International Limited, as guarantor, and AIG Commercial Equipment Finance, Inc., as lender (the “Lender”)

Gentlemen:

We have acted as counsel for the Borrowers, and TBS International Limited (the “Guarantor”), all in connection with the Loan Agreement and the loan made pursuant thereto by Lender to the Borrowers in a principal amount not to exceed $35,000,000.00 (the “Loan”).  Capitalized terms used herein, but not defined herein, shall have the meaning set forth in the Loan Agreement.

For purposes of rendering our opinion set forth herein, we have reviewed originals or copies of the following documents which pertain directly to the Loan (collectively, the “Loan Documents”):

1.	Loan Agreement;
2.	Notes by each of the Borrowers in the amounts set forth below:

Borrower	Note Amount

a.           Amoros Maritime Corp.                                                                $9,000,000
b.           Lancaster Maritime Corp.                                                                $13,000,000
c.           Chatham Maritime Corp.                                                                $13,000,000

3.	Ship Mortgage by each of the Borrowers;
4.	Assignments of Insurances by each of the Borrowers and the other assignors described therein;
5.	Assignments of Charter by each of the Borrowers;
6.	Assignments of Charter Hire by the various charterers and service provided described therein for each Vessel owned by the Borrowers;
7	Unsecured Guaranty by the Guarantor for each of the Notes;
8.	Omnibus Agreement Regarding Lien Rights by the various charterers and service provided described therein;
9.	Pay Proceeds Letters by each of the Borrowers; and
10.	[ADD ADDITIONAL LOAN DOCUMENTS]

For purposes of rendering our opinion set forth herein, we have also examined originals or copies of corporate records, documents and instruments relating to the Borrowers and the Guarantor.  In addition to the foregoing, we have also reviewed such other certificates, documents and instruments as necessary for us to render the opinions set forth herein.

In such examination we have assumed the genuineness of all signatures (other than the Borrowers and Guarantor), the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.  As to factual matters we have, to the extent that relevant facts were not independently established by us, relied upon certificates of public officials and certificates or representations made in writing by officers or representatives of the Borrowers and Guarantor and the representations and warranties of the Borrowers and the Guarantor in the Loan Documents.  We have no knowledge that any such certificates, representations or warranties are incorrect.  We have also assumed the power, authority and legal right of all parties to the Loan Documents other than the Borrowers and the Guarantor to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Loan Documents by such parties.  We have further assumed the validity and enforceability of the Loan Documents under all applicable laws other than the federal laws of the United States of America, the laws of the State of New York and the laws of the Republic of the Marshall Islands.  With respect to the laws of the Republic of Panama, Gibraltar and of Bermuda, we have relied on the opinion of special Panamanian counsel, Patton, Moreno & Asvat, special Gibraltar counsel Massias & Partners and special Bermuda counsel, Conyers, Dill & Pearman.

Based upon our examination of the foregoing, subject to the qualifications herein set forth, we are of the opinion that:

1.           Each Borrower is a company validly formed and duly existing under the Marshall Islands, is qualified to do business and own and operate its assets and is in good standing under the laws of the Marshall Islands.

2.           Each Borrower and Guarantor has all requisite power and authority, corporate or otherwise, to conduct its business, to own its assets and to execute and deliver, and to perform all of its obligations under the Loan Documents and the Security Documents to which it is a party.

3.           The individuals executing the Loan Documents on behalf of each Borrower and Guarantor have been duly authorized and empowered to do so.

4.           The execution, delivery and performance by each Borrower and Guarantor of the Loan Documents and the Security Documents to which it is a party, and the borrowing thereunder, have been duly authorized by all necessary action and do not and will not (i) require any further or additional consent or approval of the directors, shareholders or partners of such Borrower or Guarantor, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, or (ii) violate any provision of any law, rule or regulation having applicability to such Borrower or Guarantor, or of the partnership agreement, certificate of limited partnership, articles of incorporation, bylaws or other organizational documents of such Borrower or Guarantor.

5.           The execution, delivery and performance by each Borrower and Guarantor of the Loan Documents and the Security Documents to which it is a party, and the borrowing thereunder, do not and will not (i) to the best of our knowledge after due inquiry, violate any provision of any order, writ, injunction or decree presently in effect having applicability to such Borrower or Guarantor, or (ii) to the best of our knowledge after due inquiry, result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower or Guarantor is a party or by which either of them or their properties may be bound or affected.

6.           All of the Loan Documents have been duly executed and delivered to Lender by each Borrower and Guarantor, as applicable, and no consents, permissions or authorizations are required from any other parties in connection with the execution and delivery of the Loan Documents.

7.           Each of the Loan Documents to which any Borrower is a party (except the Ship Mortgages) is a legal, valid and binding instrument, enforceable against such Borrower in accordance with its terms.  Each of the Loan Documents to which Guarantor is a party is a legal, valid and binding instrument, enforceable against such Guarantor in accordance with its terms.

8.           The Loan, as made pursuant to the terms of the Loan Documents, and the Notes evidencing the Loan, comply with applicable state or federal laws, regulations and other requirements pertaining to usury.

9.           The courts of the State of New York would, in a properly presented case with respect to the Loan Documents, enforce against each Borrower and Guarantor the choice of New York law provisions of the Loan Documents.

10.           To the best of our knowledge after due inquiry, each Borrower and Guarantor has all permits and approvals that are required for execution and delivery of the Loan Documents and the Security Documents, and the operation of its business and assets.

11.           There are no actions, suits or proceedings pending or, to the best of our knowledge after due inquiry, threatened against any Borrower or Guarantor, or the properties of any Borrower or Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Borrower or Guarantor, would have a Material Adverse Effect on the financial condition, properties, or operations of such party and its ability to perform under the Loan Documents and the Security Documents.

12.           After due inquiry, we have no knowledge of any outstanding judgments against any Borrower or Guarantor.

The opinions expressed in this letter are made subject to and are qualified by the following:

a.           The enforceability of the Loan Documents shall be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting the rights and remedies of secured creditors.

b.           The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

c.           Limitations imposed by or resulting from the exercise by any court of its discretion; and

d.           Limitations imposed by reason of generally applicable public policy principles or considerations.

In our opinion, the foregoing exceptions (b), (c) and (d) do not make the remedies and procedures which would be available under the Loan Documents or applicable law inadequate for the ultimate practical realization of the primary substantive benefits intended to be available to the Lender under the Loan Documents.

Our opinions herein are limited solely to the laws of the State of New York, the United States of America and the Marshall Islands, and we express no opinions as to the laws of any other jurisdiction.

The opinions expressed in this letter are given solely for the benefit of Lender, its successors and assigns (including any purchaser of all or any portion of the Loan), and any law firm representing Lender, its successors or assigns (including any purchaser of the Loan), in the sale of the Loan in connection with the transaction referred to herein.  The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date.

Very truly yours,

[ LETTERHEAD OF  PATTON MORENO & ASVAT - PANAMA COUNSEL ]

AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway
Suite 850
Plano, Texas  75024

Re:
Loan Agreement dated as of ____________, 2005 (the “Loan Agreement”), by and among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., as borrowers (collectively, the “Borrowers”), and TBS International Limited, as guarantor,, and AIG Commercial Equipment Finance, Inc., as lender (the “Lender”)

Gentlemen:

We have acted as counsel for the Borrowers and Guarantor, all in connection with the Loan Agreement and the loan made pursuant thereto by Lender to the Borrowers in a principal amount not to exceed $35,000,000.00 (the “Loan”).  Capitalized terms used herein, but not defined herein, shall have the meaning set forth in the Loan Agreement.

For purposes of rendering our opinion set forth herein, we have reviewed originals or copies of the following documents which pertain directly to the Loan (collectively, the “Loan Documents”):

1.	Loan Agreement;
2.	Notes by each of the Borrowers set forth below (the “Initial Advance Borrowers”) in the amounts set forth below:

Borrower	Note Amount

a.           Amoros Maritime Corp.                                                                $9,000,000
b.           Lancaster Maritime Corp.                                                                $13,000,000
c.           Chatham Maritime Corp.                                                                $13,000,000

3.	Ship Mortgage by each of the Borrowers (the “Ship Mortgages”);
4.	Assignments of Insurances by each of the Borrowers and the other assignors described therein;
5.	Assignments of Charter by each of the Borrowers;
6.	Assignments of Charter Hire by the various charterers and service provided described therein for each Vessel owned by the Borrowers;
7.	Unsecured Guaranty by each of the Guarantors for each of the Notes;
8.	Omnibus Agreement Regarding Lien Rights by the various charterers and service provided described therein;
9.	Pay Proceeds Letters by each of the Borrowers; and
10.	[ADD ADDITIONAL LOAN DOCUMENTS]

In addition to the foregoing, we have also reviewed such other certificates, documents and instruments as necessary for us to render the opinions set forth herein.

Based upon our examination of the foregoing, subject to the qualifications herein set forth, we are of the opinion that:

1.           Each Vessel described below is registered with the Directorate General of Consular and Maritime Affairs of the Republic of Panama (the “Registration Office”) in the name of the respective Borrower set forth opposite each Vessel below, free of mortgages, liens or other encumbrances of record, except the Ship Mortgage encumbering each Vessel:

OWNER	VESSEL NAME	PANAMA NAVIGATION PATENTE NO.	PANAMA CALL LETTERS
Amoros Maritime Corp.	HOPI PRINCESS	36772-PEXT	3EPG2
Lancaster Maritime Corp.	MOHAVE MAIDEN	36776-PEXT	3EPG7
Chatham Maritime Corp.	ZUNI PRINCESS	36768-PEXT	3EPG6

2.           Each Ship Mortgage is in appropriate form under the laws of the Republic of Panama for recordation with the Registration Office.

3.           Each Ship Mortgage (a) has been received for record in the Registration Office, (b) has been recorded in the book maintained by the Registration Office for such purpose, (c) creates a valid preferred mortgage lien on the Vessel described therein in favor of the Lender enforceable in accordance with its terms, (d) is a legal, valid and binding instrument, enforceable against the applicable Borrower in accordance with its terms, and (e) contains, at a minimum, the customary remedies included in similar documents used by international institutional lenders to effectuate naval mortgages encumbering vessels registered in the Republic of Panama in transactions involving substantial amounts of credit.

4.           Apart from the recordation of each Ship Mortgage in the Registration Office, none of the Loan Documents are required under the laws of the Republic of Panama to be filed, registered or recorded in any public office or elsewhere in the Republic of Panama to ensure the validity, effectiveness or enforceability of the Loan Documents.

5.           Under the laws of the Republic of Panama, no further consent, license, permit, approval, exemption or authorization of or by any governmental authority or regulatory agency or body of the Republic of Panama is necessary to enable each Borrower and Guarantor to execute and deliver the Loan Documents to which each is a party or to ensure the legality, validity or enforceability thereof.

6.           The “dual registry” of each Vessel with the Maritime Industry Authority of the Republic of the Philippines will not adversely affect the validity, enforceability or priority of any Ship Mortgage.

7.           Neither the execution and delivery of, nor the performance by each Borrower or Guarantor of its respective obligations under, the Loan Documents will violate any provision of the laws of the Republic of Panama.

The opinions expressed in this letter are made subject to and are qualified by the following:

The enforceability of the Loan Documents shall be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting the rights and remedies of secured creditors.

Our opinions herein are limited solely to the laws of the Republic of Panama, and we express no opinions as to the laws of any other jurisdiction.

The opinions expressed in this letter are given solely for the benefit of Lender, its successors and assigns (including any purchaser of all or any portion of the Loan), and any law firm representing Lender, its successors or assigns (including any purchaser of the Loan), in the sale of the Loan in connection with the transaction referred to herein.  The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date.

Very truly yours,

[ LETTERHEAD OF CONYERS, DILL & PEARMAN- BERMUDA COUNSEL ]

AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway
Suite 850
Plano, Texas  75024

Re:
Loan Agreement dated as of ____________, 2005 (the “Loan Agreement”), by and among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., as borrowers (collectively, the “Borrowers”), and TBS International Limited, as guarantor,, and AIG Commercial Equipment Finance, Inc., as lender (the “Lender”)

Gentlemen:

We have acted as counsel for TBS International Limited (the “Company”) in connection with the Loan Agreement and the loan made pursuant thereto by Lender to the Borrowers in a principal amount not to exceed $55,000,000.00 (the “Loan”).  Capitalized terms used herein, but not defined herein, shall have the meaning set forth in the Loan Agreement.

For purposes of rendering our opinion set forth herein, we have reviewed originals or copies of the following documents which pertain directly to the Loan (collectively, the “Loan Documents”):

1.	Loan Agreement;
2.	Unsecured Guaranty by the Company for each of the Notes; and
3.	[ADD ADDITIONAL LOAN DOCUMENTS TO WHICH THE COMPANY IS PARTY]

For purposes of rendering our opinion set forth herein, we have also examined originals or copies of corporate records, documents and instruments relating to Company.  In addition to the foregoing, we have also reviewed such other certificates, documents and instruments as necessary for us to render the opinions set forth herein.

Based upon our examination of the foregoing, subject to the qualifications herein set forth, we are of the opinion that:

1.           The Company is a company duly incorporated, validly existing and in good standing under the laws of Bermuda.

2.           The Company has full power and authority under Bermuda law and its organizational documents to enter into and perform its obligations under the Loan Documents and the Security Documents.

3.           The execution, delivery and performance by the Company of the Loan Documents has been authorized by and on behalf of the Company and the Loan Documents have been duly executed and delivered on behalf of the Company.

4.           The execution and delivery of the Loan Documents by the Company and the performance of its obligations under the Loan Documents do not and will not conflict with or result in a breach of any of the terms or provisions of its organizational documents or any published law, public rule or regulation applicable to the Company currently in force in Bermuda and, to the best of our knowledge, do not and will not conflict with or result in a breach of or constitute a default under any existing published order, decree or judgment of any governmental authority or agency or any official body or court in Bermuda. There are no actions or petitions pending against the Company in the courts of Bermuda.

5.           There is no filing, recordation or enrollment of any documents with any governmental department or other authority in Bermuda which is necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of any of the Loan Documents.  No authorizations, notarizations, consents or approvals are required from any governmental authorities or agencies or other official bodies in Bermuda in connection with the execution, delivery, validity or enforceability of the Loan Documents or the performance by the Company of its obligations thereunder.

6.           Under the laws of Bermuda, no deduction or withholding for or on account of any tax will be required to be made by any person from any amount paid or expressed to be payable under the Loan Documents.

7.           No stamp, documentary, registration, transfer or like taxes are payable under the laws of Bermuda in respect of the execution of the Loan Documents or the enforcement thereof.

8.           The Company is subject to suit in its own name and is not entitled to claim any immunity in relation to itself or any of its assets under Bermuda law or in the courts of Bermuda in connection with any legal proceedings relating to the Loan Documents.

9.           No taxes will be payable (by withholding or otherwise) to the Government of Bermuda or any political subdivision or taxing authority thereof or therein in respect of any payments made by the Company under the Loan Documents, including the proceeds of any judgment obtained in respect of the Loan Documents in the courts of Bermuda which may be remitted outside of Bermuda without limit or restriction and without the need to obtain any consent, permit, license, approval, authorization or exemption of any person.

10.           The courts of Bermuda will recognize a foreign judgment as the basis for a claim in Bermuda.

11.           Bermuda courts have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.

12.           The courts of Bermuda will observe and give effect to the choice of New York law as the governing law of the Loan Documents (and to the laws of Panama as the governing law of each Ship Mortgage) and to the submission to the New York courts in the Loan Documents.

The opinions expressed in this letter are made subject to and are qualified by the following:

Our opinions herein are limited solely to the laws of Bermuda, and we express no opinions as to the laws of any other jurisdiction.

The opinions expressed in this letter are given solely for the benefit of Lender, its successors and assigns (including any purchaser of all or any portion of the Loan), and any law firm representing Lender, its successors or assigns (including any purchaser of the Loan), in the sale of the Loan in connection with the transaction referred to herein.  The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date.

Very truly yours,

[ END OF SCHEDULE 3.01 (a) (5) ]

SCHEDULE 4.07

Litigation

None.  There are no actions, suits or proceedings pending or threatened against or affecting Borrower, or any Guarantor or any Affiliate of Borrower or the properties of Borrower or such Affiliate before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would have a Material Adverse Effect on the financial condition, properties or operations of Borrower or any Guarantor and Borrower=s or Guarantor=s ability to perform hereunder and under the Loan Documents or the Security Documents.

[ END OF SCHEDULE 4.07 ]

Schedule 5.01 (d)
Form of Compliance Certificate

The undersigned hereby certifies that he/she is the [Chief Financial Officer] [President] of Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp. (“Borrowers”) and an officer of TBS International Limited (“Guarantor”), and as such he/she is authorized to execute this certificate on behalf of the Borrowers.  With reference to the Loan Agreement dated as of February __, 2008 by and between Borrowers and AIG Commercial Equipment Finance, Inc. (“Lender”) (as the same may be amended or supplemented from time to time, the "Agreement"), the undersigned certifies to the Lender and each holder of a Note as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)           The representations and warranties of the Borrowers contained in the Agreement were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except as such representations and warranties are expressly limited to another date.

(b)           The Guarantor is in compliance with the financial covenants of Section 6.10 of the Agreement, as illustrated by the computations set forth on Schedule 1 attached hereto and made a part hereof.

EXECUTED AND DELIVERED this ___ day of ______ , 20__.

_____________________________
Name:
Title:

SCHEDULE 5.03

REQUIRED INSURANCES

(a) Each Borrower shall, without cost to the Lender, maintain insurance on each Vessel as specified in this Schedule 5.03, and, in addition, keep the Vessels insured against such further risks as may be commercially reasonable or reasonably specified by the Lender from time to time.  The Borrowers shall maintain all such insurance in an amount in United States dollars which shall not be less than the greater of (i) the fair market value of the applicable Vessel (taking into account any charter relating to the Vessel) from time to time, as determined by Lender, or (ii) the amount set forth below in Section 1(a)(5) of this Schedule.  In the case of protection and indemnity insurance required herein, the limits of such policies with respect to the Vessel shall not be less than the greater of (i) the applicable protection & indemnity club rules, or (ii) One Hundred Million Dollars ($100,000,000.00).

 (1)           (a) (i) Hull and machinery insurance (including, without limitation, war, navigation and port risk); (ii) Protection and indemnity insurance (including, without limitation, war risk), and (iii) Pollution risks insurance, in an amount not less than the greater of (A) the applicable protection & indemnity club rules or (B) Five Hundred Million Dollars ($500,000,000.00).  Such policies of insurance shall be under the most current forms (determined at the time of issuance of the policies in question) of policies approved by the Lender insuring against the usual risks covered by such forms (including, at the option of the Borrower, such amounts of increased value as are permitted by said hull insurance policies).

(b)  While a Vessel is laid up, at the option of the Borrower and in lieu of hull and machinery and protection and indemnity insurance, port risk insurance under the most current forms (determined at the time of issuance of the policies in question) of policies approved by the Lender insuring the Vessel against hull and machinery and protection and indemnity risks.

(c)  In addition, the Lender’s interest in each Vessel shall be noted by any Protection and Indemnity Club (where applicable) in which the Vessel is enrolled.

(d)  The Lender, at Borrower’s expense, may directly obtain, or may cause Borrower for Lender’s benefit to obtain, mortgagee’s interest coverage for each Vessel in a form acceptable to Lender and in an amount acceptable to Lender, but in no event less than the value set forth below in Section 1(a)(5) of this Schedule.

(2)           [intentionally omitted].

(3)           Workers’ Compensation (to the extent required by applicable law) and Employer’s Liability Insurance, including statutory workers’ compensation in compliance with the laws of the states in which employees of Borrower conduct operations and the United States Longshore and Harbor Workers’ Compensation Act, as extended by the Outer Continental Shelf Land Act (to the extent applicable).  Borrower and Lender agree and acknowledge that the coverages required by this paragraph shall not be required by Lender to the extent such coverages are not applicable to the Vessel’s operations or are otherwise included under the protection and indemnity policy required above.

(4)           Borrower shall further on behalf and for the benefit of itself and Lender maintain a Certificate of Financial Responsibility (Oil Pollution) issued by the United States pursuant to the Federal Water Pollution Control Act to the extent that same may be required by law or regulation and such other similar certificates as may be required in the course of the Vessel’s operations pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable government requirement.

(5)	Minimum coverage requirements:

Name of Vessel	Hull & Machinery	Mortgagee’s Interest

Mohave Maiden	$18,000,000	$13,000,000
Zuni Princess	$18,000,000	$13,000,000
Hopi Princess	$14,000,000	$9,000,000

(b)  All policies of insurance maintained under this Schedule shall, except with respect to worker’s compensation insurance, or liability insurance as provided in subsection (e) below, provide that, so long as the Obligations are not fully satisfied, payment of all losses in excess of Five Hundred Thousand Dollars ($500,000.00) (the “Threshold Amount”) by all insurance underwriters with respect to any one accident, occurrence or event shall be made directly to the Lender as loss payee and shall be payable to Lender and the applicable Borrower as their interests may appear; provided, however, that after an Event of Default (as hereinafter defined) or an event which, with lapse of time or notice or lapse of time and notice, would constitute an Event of Default (herein called an “Unmatured Event of Default”) shall have occurred, the Lender may direct such insurance underwriters to make remittance of all payments under such policies, regardless of amount, directly to and to the sole order of the Lender, including amounts payable with respect to claims made or accidents, events or occurrences transpiring prior to an Unmatured Event of Default.  Payment prior to an Unmatured Event of Default of all losses not in excess of the Threshold Amount shall be made to the Borrower or as the Borrower may otherwise direct, except as otherwise provided in the proviso to the foregoing sentence of this subsection (b).  Any such insurance recoveries to which the Lender shall be so entitled shall be applied as follows:

(1)  In the event that insurance becomes payable under said policies on account of an accident, occurrence or event not resulting in an actual or constructive total loss or an agreed or compromised total loss of the Vessel, the Lender shall do the following:

(A) If there is no existing Event of Default and no Unmatured Event of Default, and if a written request therefor shall have been made by the applicable Borrower, Lender shall apply the proceeds of insurance to pay, or consent that the underwriters pay, for repairs, liabilities, salvage or other charges and expenses (including labor charges due or paid by the Borrower), covered by the policies.  If the Borrower shall have repaired the damage and paid the cost thereof or discharged or paid such liabilities, salvage claims or other charges and expenses, and certifies such payment in a certificate signed by an executive officer of the Borrower (a  “Borrower’s Certificate”) delivered to the Lender, accompanied by written confirmation by the underwriter, a surveyor, an adjuster or a marine insurance broker, Lender shall apply the proceeds of insurance to reimburse, or consent that the underwriters reimburse, the Borrower for such expenditures.  Provided that prior to undertaking any repair estimated to cost more than Five Hundred Thousand Dollars ($500,000.00), Borrower shall obtain the approval of the Lender.  After the repair of all known damage from a loss (unless Borrower and Lender agree that the completion of such repair is not advisable), and all known costs, liabilities, salvage claims, charges and expenses covered by the policies with respect to such loss shall have been discharged or paid (such fact having been certified to by a Borrower’s Certificate delivered to the Lender, accompanied by written confirmation by the underwriter, a surveyor, an adjuster or a marine insurance broker) Lender shall return (to the extent of its remaining receipt), or consent that the underwriters pay, any balance of the proceeds of insurance to the Borrower.

(B) If there is no existing Event of Default but there is an existing Unmatured Event of Default, no payment shall be made to any Borrower and all payments received and retained by the Lender hereunder shall be applied by the Lender, if it so elects, for the purposes stated in (A) above or shall be held by the Lender until such payments may be applied pursuant to (C) below.

(C) If there is an existing Event of Default, no payment shall be made to any Borrower and all such payments received and retained by the Lender hereunder shall be applied by the Lender, at its option, (a) in accordance with this Agreement, or (b) for the purposes stated in (A) above, with the balance, if any, applied in accordance with this Agreement.

(2)  In the event of an accident, occurrence or event resulting in an actual or constructive loss or an agreed or compromised total loss of a Vessel, the applicable Borrower shall forthwith deposit with the Lender any insurance moneys which the Borrower may receive on account thereof under policies of insurance required by this Schedule, and any insurance moneys received by the Lender (whether from the Borrower or any insurer or otherwise) shall be applied by the Lender in accordance this Agreement (whether or not an Event of Default or Unmatured Event of Default shall exist).

(c)  In the event of an accident or event resulting in a constructive total loss of a Vessel, the Lender shall have the right (but only with prior written consent of the Borrower, unless there is an existing Event of Default, in which event no such consent shall be necessary) to claim for a constructive total loss of the Vessel, and if (1) such claim is accepted by all underwriters under all policies then in force as to the Vessel under which payment is due for total loss and (2) payment in full is made in cash under said policies, then the Lender shall have the right to abandon the affected Vessel to the underwriters under such policies, free from the lien of the Security Documents encumbering such Vessel.

(d)  The Lender shall not have the right to enter into an agreement or compromise providing for an agreed or compromised total loss of a Vessel without the applicable Borrower’s prior consent unless there is an existing Event of Default.  If (1) the Borrower shall have given its prior consent thereto or (2) there is an existing Event of Default, the Lender shall have the right in its discretion to enter into an agreement or compromise providing for an agreed or compromised total loss of the Vessel.

(e)  In accordance with subsection (a) the Borrowers shall, without cost to the Lender, keep the Vessels insured against marine protection and indemnity risks and liabilities and against pollution liability, and shall maintain such other liability policies required hereunder.  All such insurance shall be by policies of insurance approved by the Lender as to form and amount.  Such policies may provide that, (i) if the Borrower shall not have incurred the loss, damage or expense in question, any loss under such insurance may be paid directly to the person to whom any liability covered by such policies has been incurred (whether or not an Event of Default then exists), and (ii) if the Borrower shall have incurred the loss, damage or expense in question, any such loss shall be paid (A) to the Borrower in reimbursement if there is not an existing Event of Default or an existing Unmatured Event of Default of which the underwriter has received written notice from the Lender, or (B) to the Lender to be held and applied in the manner and order as set forth in this Agreement if there is an existing Event of Default or Unmatured Event of Default of which the underwriter has received written notice from the Lender, or (C) to the Lender to be held until it may be applied under (A) or (B) above.  Any contractual liability insurance obtained by Borrower with respect to its obligations under this Agreement or the Security Documents shall provide for payment directly to Lender, and any amounts paid under such policy shall be applied in the manner and order as set forth in this Agreement, unless Lender otherwise specifies in writing.

(f)  In connection with its requiring, permitting or approving any insurance under this Schedule (including the form and amount thereof and the insurer), the Lender, if it shall so require, shall be furnished with, and may rely upon a certificate or opinion of the firm of marine insurance brokers acting for the Borrowers in respect of the Vessels at the date of this Agreement, or such other firm of marine insurance brokers (who may be marine insurance brokers for the Borrower) selected by the Borrower and approved by the Lender (which approval shall not be unreasonably withheld or delayed), stating, in effect, that said insurance complies in all respects with applicable requirements of this Schedule.

(g)  Unless otherwise consented to in writing, all insurance required under this Schedule shall be placed and kept with first class American, British, or other insurance companies, underwriters’ associations, clubs or underwriting funds approved by the Lender.

(h)           All insurance required under this Schedule shall be taken out in the name of the Borrower and in the name of the Lender as assured.  If applicable, the Lender shall be named loss payee under all such policies.

(i)  All policies for such insurance so taken out shall, unless otherwise consented to by the Lender, provide that (1) there shall be no recourse against the Lender for the payment of premiums or commissions, (2) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the Lender for the payment thereof and (3) at least thirty (30) days’ prior written notice of any cancellation or modification of any element of insurance coverage provided for herein shall be given to the Lender by the insurance underwriters.  All policies of insurance required hereunder shall contain a waiver of subrogation with respect to Lender and its assigns.  All such policies shall provide that they are primary insurance with respect to any insurance carried by Lender or its assigns, and that any “Other Insurance Clause” contained in Borrower’s insurance shall be inoperative as to the Lender and its assigns.  In addition, any policy shall not contain any provision under which Borrower is a co-insurer, but may provide for reasonable deductibles acceptable to Lender.  Lender approves a deductible amount of up to $100,000 for hull & machinery coverage and $100,000 for protection and indemnity risks.

(j)  The Borrowers shall not, without the prior written consent of the Lender, do any act, or voluntarily suffer or permit any act to be done, whereby any insurance required by this Schedule shall or may be suspended, impaired or defeated, or suffer or permit any Vessel to engage in any voyage or operations, or to carry any cargo not permitted under the policies of insurance then in effect without procuring insurance satisfactory to the Lender covering such Vessel in all respects for such voyage of the carriage of such voyage.

(k)  In the event that any claim or lien is asserted against any Vessel for loss, damage or expense which is covered by insurance hereunder, and it is necessary for a Borrower to obtain a bond or supply other security to prevent arrest of the Vessel or to obtain the release of the Vessel from arrest on account of said claim or lien, the Lender, at the written request of the Borrower may, but it shall not be required to, assign all of its right, title and interest in and to said insurance covering such loss, damage or expense, to any person, firm or corporation executing a surety or guaranty bond or other agreement to save or to release the Vessel from such arrest as collateral security to indemnify against liability under said bond or other agreement.

(l)  The Borrower shall deliver to the Lender detailed cover notes in a form acceptable to Lender evidencing insurance maintained under this Schedule.

(m)  Concurrently with the delivery of this Agreement and annually thereafter, the Borrowers shall furnish or cause to be furnished to the Lender a detailed certificate or opinion (signed by a firm of marine insurance brokers qualifying under subsection (f) above) as to the insurance maintained by the Borrower pursuant to this Schedule specifying the respective policies of insurance covering the same and stating, in effect, that such insurance complies in all respects with the applicable requirements of this Schedule.  If any Borrower fails to maintain any such insurance, the Lender may arrange for (at such Borrower=s expense and without any responsibility on the Lender’s part for) obtaining the insurance.  Each of the coverages set forth in this Schedule may be increased to such greater amount as Lender may reasonably required consistent with prudent industry practice.

[ END OF SCHEDULE 5.03 ]